UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

DELTA AIR LINES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Delta Air Lines, Inc. P.O. Box 20706 Atlanta, GA 30320

DELTA AIR LINES, INC.

Notice of Annual Meeting

Dear Stockholder:

On behalf of the Board of Directors, it is a pleasure to invite you to attend the 2010 Annual Meeting of Stockholders of Delta Air Lines, Inc. The meeting will be held at 8:00 a.m. Eastern Daylight Time on Wednesday, June 30, 2010, at the Auditorium at AXA Equitable Center, 787 Seventh Avenue, New York, New York 10019. At the meeting, stockholders will vote on the following matters:

•	the election of directors for the next year;

•	the ratification of the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2010;

•	one stockholder proposal (if the proposal is properly presented at the meeting); and

•	any other business that may properly come before the meeting.

If you were a holder of record of Delta common stock at the close of business on May 3, 2010, you will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at Delta’s Investor Relations Department, 1030 Delta Boulevard, Atlanta, Georgia 30354. The stockholder list will also be available at the meeting.

Because space at the meeting is limited, admission will be on a first-come, first-served basis. Stockholders without appropriate documentation may not be admitted to the meeting. If you plan to attend the meeting, please see the instructions on page 4 of the attached proxy statement. If you will need special assistance at the meeting because of a disability, please contact Investor Relations toll free at (866) 715-2170.

As permitted by Securities and Exchange Commission rules, we are providing our proxy materials on the Internet. As a result, we are sending our stockholders a Notice Regarding the Availability of Proxy Materials instead of paper copies of our proxy materials.

We encourage stockholders to sign up to receive electronically future proxy materials, including the Notice Regarding the Availability of Proxy Materials. Using electronic communication significantly reduces our printing and postage costs, and helps protect the environment. To sign up, please visit
http://www.delta.com/about_delta/investor_relations/annual_report_proxy_statement/index.jsp.

Please read our attached proxy statement carefully and submit your vote as soon as possible. Your vote is important. You can ensure that your shares are voted at the meeting by using our Internet or telephone voting system, or by completing, signing and returning a proxy card.

Sincerely,

Richard H. Anderson
Chief Executive Officer
Atlanta, Georgia
May 17, 2010

-i-

DELTA AIR LINES, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 30, 2010

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of Directors of Delta Air Lines, Inc. The proxies will be voted at Delta’s 2010 Annual Meeting of Stockholders and at any adjournment of the meeting. The annual meeting will be held at 8:00 a.m. Eastern Daylight Time (“EDT”) on Wednesday, June 30, 2010, at the Auditorium at AXA Equitable Center, 787 Seventh Avenue, New York, New York 10019. The AXA Equitable Center is located in Midtown Manhattan between 51st and 52nd Streets.

GENERAL INFORMATION

Internet Availability of Proxy Materials

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2009 (“2009 Form 10-K”)) to our stockholders on the Internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”) by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice tells you how to access and review the proxy materials and vote your shares on the Internet. If you would like to receive a paper copy of our proxy materials free of charge, please follow the instructions in the Notice. The Notice will be distributed to our stockholders beginning on or about May 17, 2010.

Stockholders Entitled to Vote

The Board of Directors set May 3, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. On April 28, 2010, 789,817,357 shares of Delta common stock, par value $0.0001 per share, were outstanding. Delta expects the number of outstanding shares will not materially change as of the record date. The common stock is the only class of securities entitled to vote at the meeting. Each outstanding share entitles its holder to one vote.

Voting Shares of Common Stock Registered in Your Name or Held under Plans

The control number you receive in your Notice covers shares of common stock in any of the following forms:

•	common stock registered in your name (“registered shares”);

•	common stock held in your account under the Delta Pilots Savings Plan (“Pilot Plan”);

•	common stock allocated to your account under the Northwest Airlines Retirement Savings Plan (“Northwest Plan”); or

•	unvested restricted common stock granted under the Delta 2007 Performance Compensation Plan.

Your submission of voting instructions for registered shares results in the appointment of a proxy to vote those shares. In contrast, your submission of voting instructions for common stock held in your Pilot Plan account or allocated to your Northwest Plan account or for unvested restricted common stock granted under the Delta 2007 Performance Compensation Plan instructs the applicable plan trustee or administrator how to vote those shares, but does not result in the appointment of a proxy. You may submit your voting instructions regarding all shares covered by the same control number before the meeting by using our Internet or telephone system or by completing and returning a proxy card, as described below:

•	Voting by the Internet or Telephone. You may vote using the Internet or telephone by following the instructions in the Notice to access the proxy materials, and then following the instructions provided to allow you to record your vote. After accessing the proxy materials, to vote by telephone, call

1-800-690-6903 and follow the instructions. The Internet and telephone voting procedures are designed to authenticate votes cast by using a personal identification number. These procedures enable stockholders to confirm their instructions have been properly recorded.

•	Voting by Proxy Card. If you obtained a paper copy of our proxy materials, you may vote by signing, dating and returning your instructions on the proxy card in the enclosed postage-paid envelope. Please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a stockholder is a corporation or partnership, the proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signer’s full title and provide a certificate or other proof of appointment.

To be effective, instructions regarding shares held in your Pilot Plan account or allocated to your Northwest Plan account must be received by 5:00 p.m. EDT on June 28, 2010. Instructions regarding registered shares or unvested restricted common stock must be received by 5:00 p.m. EDT on June 29, 2010.

You may also vote registered shares by attending the annual meeting and voting in person by ballot; this will revoke any proxy you previously submitted.

Please note that you may not vote your shares of unvested restricted common stock, or shares held in your Pilot Plan account or allocated to your Northwest Plan account, in person at the meeting.

•	If you do not submit voting instructions in a timely manner regarding shares of unvested restricted common stock or shares held in your Pilot Plan account, they will not be voted.

•	If you do not submit voting instructions in a timely manner regarding shares allocated to your Northwest Plan account, those shares will be voted by the trustee in the same proportion as the shares allocated in such plan for which voting instructions have been received by the trustee, unless contrary to the Employee Retirement Income Security Act of 1974.

All properly submitted voting instructions, whether submitted by the Internet, telephone or U.S. mail, will be voted at the annual meeting according to the instructions given, provided they are received prior to the applicable deadlines described above. All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board of Directors’ recommendations set forth on page 4. The members of Delta’s Board of Directors designated to vote the proxies returned pursuant to this solicitation are Richard H. Anderson, Roy J. Bostock and Daniel A. Carp.

Revoking a Proxy or Voting Instructions

If you hold registered shares, unvested restricted common stock, or shares in your Pilot Plan account or allocated to your Northwest Plan account, you may revoke your proxy or voting instructions prior to the meeting by:

•	providing written notice to Delta’s Corporate Secretary at Delta Air Lines, Inc., Dept. No. 981, P.O. Box 20574, Atlanta, Georgia 30320; or

•	submitting later-dated instructions by the Internet, telephone or U.S. mail.

To be effective, revocation of instructions regarding shares held in your Pilot Plan account or allocated to your Northwest Plan account must be received by 5:00 p.m. EDT on June 28, 2010. Revocation of instructions regarding registered shares or unvested restricted common stock must be received by 5:00 p.m. EDT on June 29, 2010.

You may also revoke your proxy covering registered shares by attending the annual meeting and voting in person by ballot. Attending the meeting will not, by itself, revoke a proxy. Please note that you may not vote your shares of unvested restricted common stock, or shares held in your Pilot Plan account or allocated to your Northwest Plan account, in person at the meeting.

Voting Shares Held in “Street Name”

If your shares are held in the name of a broker, bank or other record holder (that is, in street name), please refer to the instructions provided by the record holder regarding how to vote your shares or to revoke your voting instructions. You may also obtain a proxy from the record holder permitting you to vote in person at the annual meeting. Without a proxy from the record holder, you may not vote shares held in street name by returning a proxy card or by voting in person at the annual meeting. If you hold your shares in street name it is critical that you provide instructions to, or obtain a proxy from, the record holder if you want your shares to count in the election of directors (Proposal 1 of this Proxy Statement). As described in the next section of this proxy statement, recent changes in regulation prohibit your bank or broker from voting your shares in the election of directors if you do not provide voting instructions.

Limitation on Brokers’ Authority to Vote Shares

Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to ratify the appointment of independent auditors and on other “discretionary” items. In contrast to prior practice, beginning this year, brokers are no longer permitted to vote your shares for the election of directors unless you provide voting instructions. Brokerage firms also may not vote on stockholder proposals because those proposals are considered “non-discretionary” items. Accordingly, if your shares are held in a brokerage account and you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker on some, but not all, of the proposals described in this proxy statement. Broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary items. Therefore, we urge you to give voting instructions to your broker on all three proposals.

Quorum for the Annual Meeting

The quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock that are outstanding and entitled to vote. Abstentions from voting and broker non-votes, if any, will be counted in determining whether a quorum is present. The meeting will not commence if a quorum is not present.

Votes Necessary to Act on Proposals

At an annual meeting at which a quorum is present, the following votes will be necessary to elect directors, to ratify the appointment of the independent auditors and to approve the stockholder proposal described in this proxy statement:

•	Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions).

•	Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2010 requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal.

•	Approval of the stockholder proposal described in this proxy statement requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal.

Broker non-votes, if any, will be handled as described under “Limitation on Brokers’ Authority to Vote Shares.”

Recommendations of the Board of Directors

The Board of Directors recommends that you vote:

•	FOR the election of the director-nominees named in this proxy statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2010; and

•	AGAINST the stockholder proposal described in this proxy statement.

All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board’s recommendations.

Presentation of Other Business at the Meeting

Delta is not aware of any business to be transacted at the annual meeting other than as described in this proxy statement. If any other item or proposal properly comes before the meeting (including, but not limited to, a proposal to adjourn the meeting in order to solicit votes in favor of any proposal contained in this proxy statement), the proxies received will be voted at the discretion of the directors designated to vote the proxies.

Attending the Meeting

To attend the annual meeting, you will need to show you are either a Delta stockholder as of the record date, or hold a valid proxy from such a Delta stockholder.

•	If your shares are registered in “street name,” or are held in your Pilot Plan or Northwest Plan account, please bring evidence of your stock ownership, such as your most recent account statement.

•	If you own unvested restricted common stock, please bring your company-issued identification card; we will have a list of the holders of unvested restricted common stock at the meeting.

All stockholders should also bring valid picture identification; employees may use their company-issued identification card. If you do not have valid picture identification and proof that you own Delta stock, you may not be admitted to the meeting.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Overview

Delta believes that sound corporate governance practices are essential to enhance long term value for our stockholders. We operate under governance practices that are transparent and consistent with best practices.

You may view the charters of the Audit, Corporate Governance, Finance and Personnel & Compensation Committees, the Certificate of Incorporation, the Bylaws, Delta’s corporate governance principles, our codes of ethics and business conduct and our director independence standards on our Corporate Governance website at www.delta.com/about_delta/investor_relations/corporate_governance/index.jsp. Additionally, you may obtain a copy of these materials by contacting Delta’s Corporate Secretary.

Director Independence

Independence of Audit, Corporate Governance, Personnel & Compensation Committee Members

For many years, Delta’s Board of Directors has been composed of a substantial majority of independent directors. Delta’s Board established the Audit Committee, the Corporate Governance Committee, the Finance Committee and the Personnel & Compensation Committee to focus on particular Board responsibilities.

The Board of Directors has affirmatively determined that all current directors are independent under the NYSE listing standards and Delta’s director independence standards, except Messrs. Anderson and Bastian are not independent because each is an executive officer of Delta, and Mr. Rogers is not independent because he is a Delta pilot. In making these independence determinations, the Board of Directors considered information submitted by the directors in response to questionnaires, information obtained from Delta’s internal records and advice from counsel.

The Audit, Corporate Governance, Finance and Personnel & Compensation Committees each operates under a written charter. The Audit, Corporate Governance and Personnel & Compensation Committees consist entirely of non-employee directors who are independent, as defined in the NYSE listing standards and Delta’s director independence standards. The members of the Audit Committee also satisfy the additional independence requirements set forth in rules under the Securities Exchange Act of 1934.

Certificate of Incorporation and Bylaws; Majority Voting for Directors

Delta’s Certificate of Incorporation and Bylaws provide that all directors are elected annually. Under the Bylaws, a director in an uncontested election is elected by a majority of votes cast (excluding abstentions) at a stockholder meeting at which a quorum is present. In an election for directors where the number of nominees exceeds the number of directors to be elected — a contested election — the directors would be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter.

Identification and Selection of Nominees for Director

The Corporate Governance Committee recommends to the Board of Directors nominees for election to the Board who have the skills and experience to assist management in the operation of Delta’s business. In accordance with Delta’s corporate governance principles, the Corporate Governance Committee and the Board of Directors assess potential nominees (including incumbent directors) based on factors such as the individual’s business experience, character, judgment, diversity of experience, international background and other matters relevant to the Board’s needs and objectives at the particular time. Independence, financial literacy and the ability to devote significant time to Board activities and to the enhancement of the nominee’s knowledge of Delta’s business are also factors considered for Board membership. The Corporate Governance Committee evaluates potential nominees suggested by stockholders on the same basis as all other potential nominees. To recommend a potential nominee, you may:

•	email nonmgmt.directors@delta.com or

•	send a letter addressed to Delta’s Corporate Secretary at Delta Air Lines, Inc., Dept. No. 981, P.O. Box 20574, Atlanta, Georgia 30320.

Each potential nominee is reviewed and screened by the Corporate Governance Committee, which decides whether to recommend a candidate for consideration by the full Board.

Audit Committee Financial Expert

The Board of Directors has designated Mr. Brinzo as an Audit Committee Financial Expert.

Compensation Committee Interlocks and Insider Participation

None of the members of the Personnel & Compensation Committee is a former or current officer or employee of Delta or has any interlocking relationships as set forth in applicable SEC rules.

Communications with Directors

Stockholders and other interested parties may communicate with our non-management directors by sending an e-mail to nonmgmt.directors@delta.com. We have established a link to this address on our Investor Relations website. All communications will be sent directly to the non-executive Chairman of the Board, as representative of the non-management directors, other than communications pertaining to customer service, human resources and accounting, auditing, internal control and financial reporting matters. Communications regarding customer service and human resources matters will be forwarded for handling by the appropriate Delta department. Communications regarding accounting, auditing, internal control and financial reporting matters will be brought to the attention of the Chairman of the Audit Committee.

Board of Directors and Board Committees

During 2009, the Board of Directors met 12 times. Each current director who served on the Board during 2009 attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served. It is the Board’s policy that directors should attend the annual meeting. All of Delta’s directors attended the annual meeting in 2009 except two directors were unable to attend.

The Board of Directors met 6 times in executive session without management in 2009. Mr. Carp, who serves as the non-executive Chairman of the Board, presides at these executive sessions. In his role as Chairman of the Board, Mr. Carp’s responsibilities also include, among other things, (1) providing leadership to the Board and facilitating communications among directors; (2) determining the Board meeting agendas in consultation with the Chief Executive Officer; and (3) facilitating regular communications between management and the Board.

The Board of Directors does not have a formal policy on whether the same person should serve as the Chairman of the Board and the Chief Executive Officer. Since 2003, however, Delta has separated these roles between two individuals. The Board of Directors believes this leadership structure is currently appropriate because it generally strengthens the Board’s independence and enables the Chief Executive Officer to focus on the management of Delta’s business.

The Board of Directors has established the following committees to assist it in discharging its responsibilities:

Audit Committee

The Audit Committee members are Mr. Brinzo, Chairman, Mr. Bostock, Mr. Engler and Ms. Reynolds. The Committee met 11 times in 2009. Among other matters, the Committee:

•	Appoints (subject to stockholder ratification) our independent auditors

•	Represents and assists the Board in its oversight of:

•	the integrity of our financial statements

•	legal and regulatory matters, including compliance with applicable laws and regulations

•	our independent auditors’ qualifications, independence and performance

•	the performance of our internal audit department

•	Discusses the adequacy and effectiveness of our internal control over financial reporting

•	Oversees our compliance with procedures and processes pertaining to corporate ethics and standards of business conduct

•	Reviews and, if appropriate, approves or ratifies:

•	possible conflicts of interest involving members of the Board or executive officers

•	transactions that would be subject to disclosure under Item 404 of SEC Regulation S-K

•	Considers complaints concerning accounting, auditing, internal control and financial reporting matters

•	Reviews the process by which management identifies, assesses and manages Delta’s exposure to risk; discusses major risk exposures with management; and apprises the Board of Directors of such exposures and management’s actions to monitor and manage them

Corporate Governance Committee

The Corporate Governance Committee members are Mr. Carp, Chairman, Mr. Bostock, Mr. Engler, Mr. Foret, Ms. Reynolds and Mr. Slater. The Committee met five times in 2009. Among other matters, the Committee:

•	Identifies and recommends qualified individuals to the Board for nomination as directors and considers stockholder nominations of candidates for election as directors

•	Considers, develops and makes recommendations to the Board regarding matters related to corporate governance, including:

•	qualifications and eligibility requirements for Board members, including director independence standards

•	the Board’s size, composition, organization and processes

•	the type, function, size and membership of Board committees

•	evaluation of the Board’s performance

Finance Committee

The Finance Committee members are Mr. Woodrow, Chairman, Mr. Foret, Mr. Goode, Mr. Rogers and Mr. Steenland. The Committee met 10 times in 2009. Among other matters, the Committee:

•	Reviews and makes recommendations, where appropriate, to the Board regarding:

•	financial planning and financial structure

•	financings and guarantees

•	capital expenditures

•	annual and longer-term operating plans

•	dividend policy

•	issuances and repurchases of capital stock and other securities

•	risk management practices and policies concerning investments and hedging, among other matters

•	Approves commitments, capital expenditures and debt financings, subject to certain limits

Personnel & Compensation Committee

The Personnel & Compensation Committee members are Mr. Goode, Chairman, Mr. Brinzo and Mr. Woodrow. The Committee met five times in 2009. Among other matters, the Committee:

•	Establishes general compensation philosophy and oversees the development and implementation of compensation programs

•	Performs an annual performance evaluation of our Chief Executive Officer and determines and approves the CEO’s compensation

•	Reviews and approves compensation programs for executive officers

•	Considers periodically management succession planning

•	Makes recommendations to the Board regarding election of officers

Board Oversight of Risk Management

The Board of Directors has ultimate responsibility to oversee Delta’s enterprise risk management program (“ERM”). Depending on the nature of the risk, the responsibility for oversight of selected risks may be delegated to appropriate committees of the Board of Directors, with material findings reported to the full Board. Delegations of risk oversight by the Board include, among other matters, (1) the Audit Committee coordinates the oversight of ERM by the Board and also provides oversight of risks related to the integrity of the consolidated financial statements, internal control over financial reporting and the internal audit function; (2) the Finance Committee oversees the management of risks related to aircraft fuel price and fuel hedging, Delta’s financial condition and its financing transactions; and (3) the Personnel & Compensation Committee oversees the management of risks related to management succession planning and the Company’s executive compensation program. The Board receives reports from the Committee Chairs at each regularly scheduled quarterly Board meeting. Management provides reports where appropriate to the Board, and the Committees with oversight of specific risks, concerning matters such as compliance with regulations, business strategies, proposed changes in laws and regulations and any other matter deemed appropriate by the Board or the Committees. The Vice President — Corporate Audit and Enterprise Risk Management reports to the Audit Committee quarterly and to the full Board twice per year regarding ERM matters.

Under Delta’s ERM process, management has the responsibility for (1) setting up organizational responsibilities for risk management; (2) determining the significant risks to Delta, (3) monitoring the business environment for changes in and emergence of significant risks; and (4) developing risk mitigation and management strategies, based on Delta’s risk tolerance levels.

Delta’s internal audit function, which is headed by the Vice President — Corporate Audit and Enterprise Risk Management, has responsibility for (1) providing independent assessments of the effectiveness of risk mitigation activities developed by management, and (2) developing recommendations to improve current processes.

Managing risk is an ongoing process inherent in all decisions made by management. The Board of Directors discusses risk throughout the year, particularly at Board and Committee meetings when specific actions are considered for approval.

PROPOSAL 1 — ELECTION OF DIRECTORS

A Board of thirteen directors will be elected at the annual meeting. Each director will be elected by the vote of a majority of the votes cast. This means the number of votes cast “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions). Each director elected will hold office until the next annual meeting of stockholders and the election of his or her successor.

Delta’s Bylaws provide that any director not elected by a majority of the votes cast at the annual meeting must offer to tender his or her resignation to the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

The Board of Directors recommends a vote FOR the following nominees:

(1)	Richard H. Anderson	(8)	David R. Goode
(2)	Edward H. Bastian	(9)	Paula Rosput Reynolds
(3)	Roy J. Bostock	(10)	Kenneth C. Rogers
(4)	John S. Brinzo	(11)	Rodney E. Slater
(5)	Daniel A. Carp	(12)	Douglas M. Steenland
(6)	John M. Engler	(13)	Kenneth B. Woodrow
(7)	Mickey P. Foret

All of the nominees are currently serving on the Board of Directors. The Board of Directors believes each nominee for director will be able to stand for election. If any nominee becomes unable to stand for election, the Board may name a substitute nominee or reduce the number of directors. If a substitute nominee is chosen, the directors designated to vote the proxies will vote FOR the substitute nominee.

In 2008, in connection with the then proposed merger between a Delta subsidiary and Northwest Airlines Corporation (“Northwest”), Delta, the Air Line Pilots Association, International, the collective bargaining representative for Delta pilots (“ALPA”), and the Delta Master Executive Council, the governing body of the Delta unit of ALPA (“Delta MEC”), entered into an agreement whereby Delta agreed (1) to cause the election to the Board of Directors of a Delta pilot designated by the Delta MEC who is not a member or officer of the Delta MEC or an officer of ALPA (“Pilot Nominee”); (2) at any meeting of stockholders at which the Pilot Nominee is subject to election, to re-nominate the Pilot Nominee, or nominate another qualified Delta pilot designated by the Delta MEC, to be elected to the Board of Directors, and to use its reasonable best efforts to cause such person to be elected to the Board; and (3) in the event of the death, disability, resignation, removal or failure to be elected of the Pilot Nominee, to elect promptly to the Board a replacement Pilot Nominee designated by the Delta MEC to fill the resulting vacancy. Pursuant to this provision, Mr. Rogers was elected to the Board of Directors by the Board on April 14, 2008, and by the stockholders on June 22, 2009.

Mr. Rogers’ compensation as a Delta pilot is determined under the collective bargaining agreement between Delta and ALPA. The Audit Committee approved Mr. Rogers’ compensation as a pilot. During 2009, Mr. Rogers received $224,055 in compensation as a Delta pilot. Mr. Rogers is not separately compensated for his service as a director.

Certain Information About Nominees

Delta believes each nominee has a reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen and the exercise of sound judgment; and a track record of service as a leader in business or governmental settings. Delta also believes it is important for directors and nominees for director to have experience in one or more of the following areas:

•	Chief executive or member of senior management of a large public or private company or in a governmental setting

•	Airline or other transportation industry experience

•	Marketing experience

•	Financial and accounting experience

•	Risk management experience

•	Energy industry experience

•	Board member of a large public or private company

The following section provides information about each nominee for director, including the experience that led the Board of Directors to conclude the nominee should serve as a director of Delta.

Richard H. Anderson	Age 54	Joined Delta’s Board April 30, 2007

Mr. Anderson has been Chief Executive Officer of Delta since September 1, 2007. He was Executive Vice President of UnitedHealth Group from November 2004 to August 2007. Mr. Anderson was Chief Executive Officer of Northwest and its principal subsidiary, Northwest Airlines, from February 2001 to November 2004. Northwest filed a voluntary petition for reorganization under Chapter 11 in September 2005.

Experience:	Mr. Anderson has over 20 years of business and operational experience in the airline industry including as the Chief Executive Officer of Delta and Northwest Airlines. He has also served as a senior executive of a Fortune 25 heathcare company, as well as on the board of directors of two public companies other than Delta.
Committees:	none
Directorships:	Medtronic, Inc.; Xcel Energy Inc. (2003-2007)
Affiliations:	Member, Board of Minneapolis Institute of Arts; Member, Board of United Way of Metropolitan Atlanta; Member, Executive Committee of Metro Atlanta Chamber of Commerce; Member, Board of Federal Reserve Bank of Atlanta

Edward H. Bastian	Age 52	Joined Delta’s Board February 5, 2010

Mr. Bastian has been President of Delta since September 2007. He was President of Delta and Chief Executive Officer of Northwest Airlines from October 2008 to December 2009. Mr. Bastian was President and Chief Financial Officer of Delta from September 2007 to October 2008; Executive Vice President and Chief Financial Officer of Delta from July 2005 to September 2007; Chief Financial Officer of Acuity Brands from June 2005 to July 2005; Senior Vice President — Finance and Controller of Delta from 2000 to April 2005 and Vice President and Controller of Delta from 1998 to 2000. Delta filed a voluntary petition for reorganization under Chapter 11 in September 2005.

Experience:	Mr. Bastian’s accounting and finance background, combined with his over 10 years experience as a Delta executive, including service as Delta’s President, Delta’s Chief Restructuring Officer during its Chapter 11 bankruptcy proceeding and Northwest Airlines’ Chief Executive Officer after the merger, provides financial and strategic expertise to the Board of Directors.
Committees:	none
Affiliations:	Member, Board of Habitat for Humanity International; Member, Board of Woodruff Arts Center

Roy J. Bostock	Age 69	Joined Delta’s Board October 29, 2008

Mr. Bostock has served as non-executive Vice Chairman of Delta’s Board of Directors since October 29, 2008. He has been Chairman of the Board of Yahoo! Inc. since January 2008. He has also served as a principal of Sealedge Investments, LLC, a diversified private investment company, since 2002. Mr. Bostock was Chairman of B/Com3 from 2000 to 2002, and Chairman and Chief Executive Officer of the McManus Group from 1996 to 2000. Prior to 1996, Mr. Bostock served in a variety of senior executive positions in the advertising agency business, including Chairman and Chief Executive Officer of D’Arcy Masius Benton & Bowles, Inc. from 1990 to 1996.

Experience:	Mr. Bostock provides business and marketing expertise to the Board of Directors, having served in senior executive positions in the advertising industry for many years. He also served on boards of directors of public companies in the airline, financial services and the internet services industry, including as Chairman of the board of two companies. Mr. Bostock has experience as a member of the corporate governance committees of two boards of directors of public companies, other than Delta, and serves on a risk committee of the board at one public company.
Committees:	Audit; Corporate Governance
Directorships:	Yahoo! Inc.; Morgan Stanley; Northwest Airlines Corporation (2005-2008)
Affiliations:	Director, Past Chairman, The Partnership for a Drug-Free America; Trustee, past Chairman, Committee for Economic Development

John S. Brinzo	Age 68	Joined Delta’s Board April 30, 2007

Mr. Brinzo was Chairman of the Board of Directors of Cliffs Natural Resources, Inc. (f/k/a Cleveland-Cliffs Inc), from January 2000 until his retirement in May 2007. He also served as President and Chief Executive Officer of Cliffs Natural Resources, Inc. from July 2003 until April 2005, and as Chairman and Chief Executive Officer from January 2000 until his retirement as Chief Executive Officer in September 2006, and as Chairman in May, 2007.

Experience:	Mr. Brinzo has an extensive background in finance and has served as the Chairman, Chief Executive Officer and Chief Financial Officer of a public company in the mining industry, where his career spanned more than 35 years. He also served on the audit committees of the boards of directors of three other public companies.
Committees:	Audit (Chairman); Personnel & Compensation
Directorships:	AK Steel Holding Corporation; Brink’s Home Security Holdings, Inc.; Alpha Natural Resources, Inc. (2006-2009); The Brinks Company (2005-2008); Cliffs Natural Resources, Inc. (1997-2007)
Affiliations:	Trustee, Kent State University Endowment Foundation

Daniel A. Carp	Age 61	Joined Delta’s Board April 30, 2007

Mr. Carp has served as non-executive Chairman of Delta’s Board of Directors since April 30, 2007. He was Chief Executive Officer and Chairman of the Board of Eastman Kodak Company from 2000 to June 2005, and continued to serve as Chairman of the Board until his retirement in December 2005. Mr. Carp was President of Eastman Kodak Company from 1997 to 2003.

Experience:	Mr. Carp has substantial business experience as Chairman and Chief Executive Officer of a multinational public company in the consumer goods and services sector, where he was employed for over 35 years. As a member of the board of directors of large public companies other than Delta, he served on the audit, compensation and finance committees.
Committees:	Corporate Governance (Chairman)
Directorships:	Norfolk Southern Corporation; Texas Instruments Inc.; Eastman Kodak Company (2000-2005); Liz Claiborne Inc. (2006-2009)
Affiliations:	Trustee, George Eastman House, New York

John M. Engler	Age 61	Joined Delta’s Board October 29, 2008

Mr. Engler has served as President and Chief Executive Officer of the National Association of Manufacturers since 2004. He was President of State and Local Government and Vice President of Government Solutions for North America for Electronic Data Systems Corporation from 2003 to 2004. Mr. Engler served as Michigan’s 46th governor for three terms from 1991 to 2003.

Experience:	Mr. Engler gained extensive executive leadership experience over his 30 year career in Michigan state government, including 12 years as Governor of Michigan and 12 years of service in the state Senate, and his six years as President and CEO of the National Association of Manufacturers. He also serves on the compensation and corporate governance committees of public companies other than Delta.
Committees:	Audit; Corporate Governance
Directorships:	Universal Forest Products Inc.; Munder Capital Management; Northwest Airlines Corporation (2003-2008)
Affiliations:	Trustee, Annie E. Casey Foundation; Trustee, Gerald R. Ford Foundation

Mickey P. Foret	Age 64	Joined Delta’s Board October 29, 2008

Mr. Foret has served as President of Aviation Consultants LLC since 2002. He was Executive Vice President and Chief Financial Officer of Northwest Airlines from 1998 to 2002, and also served as Chairman and Chief Executive Officer of Northwest Cargo from 1999 to 2002. Mr. Foret served as President and Chief Operating Officer of Atlas Air, Inc. from 1996 to 1997, and as Executive Vice President and Chief Financial Officer of Northwest Airlines from 1993 to 1996.

Experience:	Mr. Foret held a number of senior executive positions in the airline industry for over 35 years, particularly in the finance area. He served as Chief Financial Officer of Northwest Airlines for seven years. With respect to his membership on boards of directors of other public companies, he served on the audit, finance, compensation and corporate governance committees.
Committees:	Corporate Governance; Finance
Directorships	ADC Telecommunications, Inc.; Nash Finch Company; URS Corporation; Northwest Airlines Corporation (2007-2008); First American Funds, Inc. (2003-2005); MAIR Holdings Inc. (2004-2005)

David R. Goode	Age 69	Joined Delta’s Board April 22, 1999

Mr. Goode was Chairman of the Board of Norfolk Southern Corporation from 1992 until his retirement in 2006; Chairman and Chief Executive Officer of that company from 2004 through 2005; and Chairman, President and Chief Executive Officer of that company from 1992 to 2005. He held other executive officer positions with Norfolk Southern Corporation from 1985 to 1992.

Experience:	Mr. Goode has over 25 years experience in the transportation industry, including many years as Chairman, Chief Executive Officer and President of a large public railroad company. As a member of the board of directors of other public companies, he served on compensation committees, and he is a member of two leadership groups focused on executive compensation.
Committees:	Personnel & Compensation (Chairman); Finance
Directorships:	Caterpillar Inc.; Texas Instruments Inc.; Norfolk Southern Corporation (1992-2006)
Affiliations:	Member, The Business Council

Paula Rosput Reynolds	Age 53	Joined Delta’s Board August 17, 2004

Ms. Reynolds has been President and Chief Executive Officer of PreferWest, LLC, a business advisory group, since October 1, 2009. She was Vice Chairman and Chief Restructuring Officer of American International Group, Inc. from October 2008 to September 2009, the period that followed the U.S. government’s acquisition of ownership of that company. She served as President and Chief Executive Officer of Safeco Corporation from 2006 to October 2008 when Safeco was acquired by another company. Ms. Reynolds was Chairman of AGL Resources from 2002 to 2005, and President and Chief Executive Officer from 2000 to 2005. She was President and Chief Operating Officer of Atlanta Gas Light Company, a wholly-owned subsidiary of AGL Resources, from 1998 to 2000.

Experience:	Ms. Reynolds has significant experience as Vice Chairman of a large public company and as Chairman and Chief Executive Officer of two other large public companies, including a public utility. In these roles, she has experience in risk management and energy trading. As a member of the boards of directors of public companies other than Delta, Ms. Reynolds served on the audit, executive, finance, and corporate governance committees.
Committees:	Audit; Corporate Governance
Directorships:	Anadarko Petroleum Corporation; Coca-Cola Enterprises (2001-2007); AGL Resources Inc. (2003-2005); Safeco (2006-2008)

Kenneth C. Rogers	Age 49	Joined Delta’s Board April 14, 2008

Mr. Rogers has been a Delta pilot since 1990, and is currently a Boeing 737-800 First Officer. He served as a nonvoting associate member of Delta’s Board of Directors, designated by the Delta MEC, from 2005 to April 2008. Mr. Rogers was a pilot in the United States Air Force from 1983 to 1990. Mr. Rogers was designated by the Delta MEC as the Pilot Nominee and was elected to the Board in 2008 and 2009.

Experience:	As a pilot designated by the Delta MEC to serve on the Board of Directors, Mr. Rogers provides a unique perspective into the airline industry and related labor relations matters.
Committees:	Finance

Rodney E. Slater	Age 55	Joined Delta’s Board October 29, 2008

Mr. Slater has served as a partner in the law firm of Patton Boggs LLP since 2001, and is a leader of the firm’s Public Policy and Transportation Practice Group. He served as U.S. Secretary of Transportation from 1997 to 2001, and as Administrator of the U.S. Highway Administration from 1993 to 1996.

Experience:	Mr. Slater has over 20 years experience in transportation matters at the national, state and local level, including four years of service as U.S. Secretary of Transportation. He currently serves as a member of the board of directors of an international railroad company, and he previously served on the board of directors of Northwest.
Committees:	Corporate Governance
Directorships:	ICX Technologies; Kansas City Southern (the parent of Kansas City Southern Railway Company); Verizon Communications Inc., Northwest Airlines Corporation (2007-2008)
Affiliations:	Past Chair, United Way of America; Trustee, National Urban League; Member of Board, Smithsonian National Museum of American History; Member of Board, Congressional Awards Foundation

Douglas M. Steenland	Age 58	Joined Delta’s Board October 29, 2008

Mr. Steenland was President and Chief Executive Officer of Northwest and its principal subsidiary, Northwest Airlines, from 2004 until its merger with a subsidiary of Delta on October 29, 2008. Mr. Steenland also served in a number of executive positions after joining Northwest in 1991, including President from 2001 to 2004 and Executive Vice President and Chief Corporate Officer from 1999 to 2001. Northwest filed a voluntary petition for reorganization under Chapter 11 in September 2005.

Experience:	Mr. Steenland brings almost 20 years of executive experience in the airline industry to the Board of Directors, including serving as Chief Executive Officer and President, as well as a member of the board of directors, of Northwest. In addition to serving on boards of directors of private companies, he serves on the board of directors of two other public companies. He is a member of the finance, regulatory, audit or compensation committees of the boards of directors of these companies.
Committees:	Finance
Directorships:	American International Group, Inc.; Digital River, Inc.; Northwest Airlines Corporation (2001-2008)

Kenneth B. Woodrow	Age 65	Joined Delta’s Board July 1, 2004

Mr. Woodrow was Vice Chairman of Target Corporation from 1999 until his retirement in December 2000. He served as President of Target Corporation from 1994 until 1999 and held other management positions in that company from 1971 until 1994.

Experience:	Mr. Woodrow has nearly 30 years of experience in operations, finance and marketing at a public company with a large number of general merchandise retail stores throughout the United States. Mr. Woodrow held positions during that time that included Vice Chairman, President and Chief Financial Officer. Mr. Woodrow is a member of the board of directors of another public company where he has served on the audit, finance and corporate governance committees.
Committees:	Finance (Chairman); Personnel & Compensation
Directorships:	Visteon Corporation

BENEFICIAL OWNERSHIP OF SECURITIES

Directors, Nominees for Director and Executive Officers

The following table sets forth the number of shares of Delta common stock beneficially owned as of April 28, 2010, by each director and director-nominee, each person named in the Summary Compensation Table in this proxy statement, and all directors and executive officers as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)
Directors:
Mr. Anderson	2,723,193	(2)
Mr. Bastian	1,520,559	(2)
Mr. Bostock	36,624	(2)
Mr. Brinzo	19,523
Mr. Carp	24,453
Mr. Engler	33,874	(2)
Mr. Foret	69,040	(2)
Mr. Goode	29,523
Ms. Reynolds	19,523
Mr. Rogers	4,159
Mr. Slater	33,874	(2)
Mr. Steenland	1,059,095	(2)
Mr. Woodrow	19,523
Named Executive Officers:
Mr. Gorman	1,198,926	(2)
Mr. Halter	428,870	(2)
Mr. Hauenstein	844,186	(2)
Directors and Executive Officers as a Group (19 Persons)	10,410,674	(2)

(1)	No person listed in the table beneficially owned 1% or more of the outstanding shares of common stock. The directors and executive officers as a group beneficially owned 1.3% of the 789,817,357 shares of common stock outstanding on April 28, 2010.

(2)	Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of April 28, 2010, or that will become exercisable within 60 days after that date:

Name	Number of Shares
Mr. Anderson	1,172,460
Mr. Bastian	838,090
Mr. Bostock	9,146
Mr. Engler	9,146
Mr. Foret	9,146
Mr. Slater	9,146
Mr. Steenland	596,516
Mr. Gorman	630,280
Mr. Halter	192,700
Mr. Hauenstein	516,100
Directors & Executive Officers as a Group	5,115,334

Beneficial Owners of More than 5% of Voting Stock

The following table provides information about each entity known to Delta to be the beneficial owner of more than five percent of Delta’s outstanding common stock.

	Amount and Nature		Percentage of
	of Beneficial		Class on
Name and Address of Beneficial Owner	Ownership		April 28, 2010
FMR LLC	116,928,244	(1)	14.8%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP	87,546,200	(2)	11.1%
75 State Street
Boston, MA 02109

Janus Capital Management LLC	52,145,580	(3)	6.6%
Janus Overseas Fund	43,798,825	(3)	5.6%
151 Detroit Street
Denver, CO 80206

BlackRock, Inc.	41,121,282	(4)	5.2%
40 East 52nd Street
New York, NY 10022

(1)	Based on an Amendment to Schedule 13G filed February 12, 2010, in which FMR LLC and certain affiliates reported that, as of December 31, 2009, they had sole voting power over 4,429,949 of these shares, shared voting power over none of these shares, sole dispositive power over all 116,928,244 of these shares and shared dispositive power over none of these shares.

(2)	Based on an Amendment to Schedule 13G filed February 12, 2010, in which Wellington Management Company, LLP reported that, as of December 31, 2009, it had sole voting power over none of these shares, shared voting power over 51,782,377 of these shares, sole dispositive power over none of these shares and shared dispositive power over 87,232,669 of these shares.

(3)	Based on a joint Schedule 13G filed February 16, 2010, in which (a) Janus Capital Management Company LLC (“Janus Capital”) reported that, as of December 31, 2009, it had sole voting power over all 52,145,580 of these shares, shared voting power over none of these shares, sole dispositive power over all 52,145,580 of these shares and shared dispositive power over none of these shares, and (b) Janus Overseas Fund (“Janus Overseas”) reported that, as of December 31, 2009, it had sole voting power over all 43,798,825 of these shares, shared voting power over none of these shares, sole dispositive power over all 43,798,825 of these shares and shared dispositive power over none of these shares. As a result of Janus Capital’s role as investment adviser or sub-adviser to Janus Overseas and two other Investment companies, the 43,798,825 shares held by Janus Overseas are included in the 52,145,580 shares deemed held by Janus Capital.

(4)	Based on an Amendment to Schedule 13G filed January 20, 2010, in which BlackRock, Inc. reported that, as of December 31, 2009, it had sole voting power over all 41,121,282 of these shares, shared voting power over none of these shares, sole dispositive power over all 41,121,282 of these shares and shared dispositive power over none of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Personnel & Compensation Committee of the Board of Directors (the “P&C Committee”) is responsible for developing, reviewing and approving Delta’s executive compensation program. The following discussion provides an overview and analysis of our executive compensation program, including our philosophy and objectives; the administration of the program; and the material elements of the program. It also discusses the actions taken by the P&C Committee in 2009 and the compensation of our named executive officers.

Executive Summary

Our executive compensation program closely aligns the interests of management and frontline employees, places a substantial portion of total compensation at risk and uses financial and operational performance measures that provide incentives to deliver value to our stockholders, customers and employees. During 2009, our executive compensation program focused on:

•	Closely aligning the interests of management with frontline employees by using many of the same performance measures in both our executive and broad-based employee compensation programs. Because Delta was not profitable in 2009, there was no payout under the broad-based employee profit sharing program. As a result, there were no payouts to executives under the financial performance component of the 2009 annual incentive plan and payments earned by executive officers for operational and other performance results under that plan were made in restricted stock rather than in cash.

•	Continuing our strategy of placing the majority of our executive officers’ total compensation at risk based on Delta’s financial, operational and stock price performance and the officer’s continued employment with the company. In 2009, approximately 90% of the targeted compensation for the Chief Executive Officer (“CEO”), and 80% of the targeted compensation for other named executive officers, is dependent on Delta’s performance.

•	Designing our annual and long term incentive plans to achieve key financial, operational and strategic objectives, including the successful integration of Delta and Northwest. Due to the hard work of our employees, in 2009, we received final authorization from the Federal Aviation Administration for Delta and Northwest to fly under a single operating certificate and achieved over $700 million in merger benefits.

•	Providing compensation opportunities for our executive officers that are competitive relative to the airline industry.

•	Modifying certain practices in light of executive compensation trends by:

•	eliminating excise tax reimbursement for payments made in connection with a change-in-control;

•	eliminating supplemental life insurance for officers during retirement; and

•	eliminating tax reimbursement for certain officer benefits, including supplemental life insurance, home security services and, for a person first elected an officer on or after June 8, 2009, post-employment flight benefits.

•	Enhancing the corporate governance aspects of our executive compensation program by adopting:

•	a compensation clawback policy applicable to all Delta officers;

•	stock ownership guidelines for our executive officers; and

•	an equity award grant policy establishing objective, standardized criteria for the timing of the grant of equity awards.

Our Employee Commitment

The hard work and dedication of the employees of Delta and Northwest have been instrumental in achieving the successful integration of these two airline industry leaders. During 2009, we continued our commitment to making Delta a great place to work and creating an environment that promotes employee engagement. Key actions in 2009 included:

•	Contributing $482 million to Delta’s broad-based employee defined contribution and defined benefit retirement plans. During the four months ended April 30, 2010, we contributed an additional $665 million to our defined benefit retirement plans, thereby satisfying on an accelerated basis our minimum required contributions for 2010, and contributed another $100 million to our defined contribution retirement plans.

•	Implementing an approximately 3% pay increase for domestic non-contract, non-management employees. This approximately $50 million annual investment in our employees was an important step in moving us closer to meeting our commitment to provide U.S. based frontline, non-contract employees with industry standard pay levels. In February 2010, we announced we will take the final step in fulfilling this commitment on October 1, 2010.

•	Paying $68 million to employees under Delta’s broad-based employee shared rewards program, based on our achievement during 2009 of on-time arrival, baggage handling and flight completion factor performance goals.

•	Managing Delta’s primary healthcare plan with less than a 5% increase in premiums in 2009 after not increasing employee premiums for four consecutive years.

•	Spending more than $23 million to fund voluntary employee reduction programs in 2009 that helped avoid involuntary furloughs of U.S. based frontline employees of Delta and Northwest.

•	Awarding non-management employees two positive space airline passes for travel anywhere Delta flies in recognition of their hard work in delivering merger benefits to Delta’s stockholders, customers and employees. Delta pays the associated income tax liability on these benefits.

These actions are in addition to the over $2 billion Delta invested in its employees since emerging from bankruptcy in 2007 through special stock awards in connection with emergence and the merger, pay raises, contributions to broad-based retirement plans, and payments under the shared rewards program.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy and objectives are directly related to our business strategy. Our 2009 business goals included integrating Delta and Northwest into one great airline while continuing to position ourselves as the global airline of choice, building a financially strong airline which delivers industry-leading financial results, implementing the premier trans-Atlantic joint venture with Air France KLM, and enhancing a world-class employee-friendly airline.

During 2009, the P&C Committee continued the compensation philosophy and objectives from the previous year, concluding this approach remained important to deliver value to stockholders. Our objectives were to:

•	Closely align the interests of management with frontline employees by using many of the same performance measures in both our executive and broad-based compensation programs. Consistent with this objective, the goals under our 2009 annual incentive plan include the same ones that drive payouts to frontline employees under our broad-based employee profit sharing program and shared rewards program.

•	Place a substantial portion of total compensation at risk and utilize performance measures that provide incentives to deliver value to our stockholders, customers and employees. As discussed below, the payout opportunities for executive officers under our 2009 annual and long-term incentive plans depend on Delta’s financial and operational performance as well as the price of our common stock.

•	Provide compensation opportunities that are competitive with the airline industry and assist in motivating and retaining existing talent and attracting new talent to Delta when needed.

The P&C Committee considered these objectives in structuring the executive compensation program after the merger, determining the program should reflect the expanded responsibilities of executive officers in managing the world’s largest airline and provide incentives to promote the successful integration of Delta and Northwest.

Administration of the Executive Compensation Program

Role of the P&C Committee. The P&C Committee is responsible for developing, reviewing and approving our executive compensation program. The P&C Committee approves the compensation of the CEO and our other executive officers. The P&C Committee operates under a written charter that requires the Committee to be composed of three or more directors. Each member of the P&C Committee must be independent under NYSE rules and Delta’s director independence standards; qualify as a “non-employee director” under SEC rules; and be an “outside director” under Section 162(m) of the Internal Revenue Code. The P&C Committee regularly meets in executive session without management.

Role of Compensation Consultant. Since August 2007, the P&C Committee has retained Frederic W. Cook & Co. (“Cook”) as its independent executive compensation consultant. Cook provides advice regarding Delta’s executive compensation strategy and programs, including the compensation of the CEO and other executive officers; general compensation program design; the impact of regulatory, tax, and legislative changes on our compensation program; the compensation practices of competitors; and executive compensation trends. The P&C Committee considered Cook’s advice when determining executive compensation plan design and award levels in 2009. Consistent with its role as independent consultant to the P&C Committee, Cook provides no other services to Delta. Cook may work directly with management on behalf of the P&C Committee, but such work is always under the control and supervision of the Committee. The P&C Committee regularly meets with the compensation consultant in executive session without management.

Role of Management. Under the supervision of the P&C Committee, our human resources department is responsible for the ongoing management of our executive compensation program. The Executive Vice President — HR & Labor Relations and his staff serve as the primary management liaison to the P&C Committee; they propose compensation programs and policies to the P&C Committee at the request of the Committee and the CEO. The CEO makes recommendations to the P&C Committee regarding the compensation of executive officers other than himself. The Chief Financial Officer (“CFO”) and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements.

Peer Group

We strive to provide competitive compensation to our executives in accordance with our overall philosophy of treating frontline employees fairly and consistently. A key element of our compensation philosophy is to ensure our compensation programs for management and frontline employees align all Delta people to achieve our business goals. When making compensation decisions, the P&C Committee compares the actual and proposed compensation of our executive officers to compensation paid to similarly situated executives at companies in our airline industry peer group. We believe peer group data should be used as a point of reference, not as the determining factor in our executive officers’ compensation. The P&C Committee also considers general industry data, as well as business and industry conditions, our strategic business objectives, the Delta culture, and the officer’s performance and experience.

For 2009, we compared the compensation of our executive officers and similarly situated executives at the following companies, which also serve as comparators for compensation purposes for our frontline employees:

• AirTran Airways

• American Airlines

• Continental Airlines

• JetBlue Airlines

• Southwest Airlines

• United Airlines

• US Airways

The P&C Committee determined that, because it is important to maintain alignment between our management and frontline employees, the peer group for executive compensation purposes would continue to consist of the companies listed above. Because of Delta’s substantial increase in size following the merger (approximately $28 billion in annual operating revenue in 2009 compared to other U.S. carriers, which range from $2.3 billion to $20 billion in annual operating revenue), the peer group used to develop the compensation comparisons for management double weights the major network carriers. The network carriers who are double weighted are: American Airlines, Continental Airlines, United Airlines and US Airways. The P&C Committee also decided to obtain a broader market context by reviewing compensation data for businesses in the transportation industry and other companies which approximate Delta’s revenue and operational scale following the merger. In 2009, these companies included: Burlington Northern Sante Fe Corporation, CSX Corporation, Du Pont, Fedex Corporation, Norfolk Southern Corporation, The Coca-Cola Company, Union Pacific Corporation and United Parcel Service, Inc. When compared to these businesses, Delta’s total executive compensation opportunities generally rank at the 25th percentile. As stated above, the P&C Committee uses this data as a point of reference, not as the determining factor in setting compensation.

Elements of Compensation

Compensation elements for our executive officers include:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Benefits

As shown in the following charts, at-risk performance-based compensation is the largest portion of the total compensation opportunity for the CEO and the other named executive officers. The P&C Committee believes this is the appropriate approach for aligning the interests of our named executive officers and stockholders.

When making compensation decisions, the P&C Committee reviews compensation “tally sheets” which are prepared by Cook. The tally sheets present the total compensation and benefits for each of the named executive officers, including the compensation and benefits the officer would receive under hypothetical termination of employment scenarios.

Base Salary. Annual merit increases for officers have been suspended since 2003 because of industry conditions. None of our executive officers received a salary increase during 2009 except for Mr. Halter who, as previously reported, received a salary increase due to his promotion to Senior Vice President and Chief Financial Officer. Neither Mr. Anderson nor Mr. Bastian received a salary increase in 2009 or 2008.

Our objective is to pay a base salary that allows us to attract and retain talented executive officers. Base salary is set taking into consideration the individual’s responsibilities, performance and experience, as well as internal equity, business and industry conditions and the competitive market. The base salaries of our executive officers are substantially below the base salaries of similarly situated executives at other Fortune 100 companies.

Annual Incentives. The 2009 Management Incentive Plan (the “2009 MIP”) is an annual incentive plan that links pay and performance by providing approximately 2,300 management employees with a compensation opportunity based on Delta’s achieving key business plan goals in 2009. It also aligns the interests of Delta management and all employees because the 2009 MIP goals include the same ones that drive payouts under Delta’s broad-based employee profit sharing program (“Profit Sharing Program”) and shared rewards program (“Shared Rewards Program”). Under the Profit Sharing Program, Delta pays employees at least 15% of its annual pre-tax income, as defined. Under the Shared Rewards Program for 2009, Delta paid employees up to $100 per month based on the on-time arrival, baggage handling and flight completion factor performance of Delta and Northwest.

The annual incentive opportunity under the 2009 MIP for officers at or above the executive vice president level is based (1) 33% on Delta’s financial performance; (2) 33% on its operational performance; and (3) 34% on its merger integration performance. For the CFO and other senior vice presidents, the annual incentive opportunity is based (1) 30% on Delta’s financial performance; (2) 30% on its operational performance; (3) 30% on its merger integration performance; and (4) 10% on the officer’s leadership effectiveness performance.

The financial performance measure is Delta’s 2009 pre-tax income, which is the same measure used in the Profit Sharing Program for all Delta employees. Even if Delta meets or exceeds its financial performance target under the 2009 MIP, no payment may be made for this performance metric unless there is a payout for 2009 under the Profit Sharing Program.

The operational performance measures are the number of times in 2009 the monthly (1) Shared Rewards Program goals are met (which has a 75% weighting); and (2) on-time arrival and completion factor performance goals for the Delta Connection airlines are satisfied (which has a 25% weighting).

The merger integration performance measure is based on the achievement of quantifiable synergies as a result of the merger. Merger synergies include items such as (1) revenue increases from more effective aircraft utilization and a more comprehensive and diversified route system; and (2) cost savings from reduced overhead and improved operational efficiency.

The leadership effectiveness performance measure is based on a subjective evaluation of the officer’s demonstrated leadership during 2009. It includes an assessment of the officer’s efforts in important leadership behaviors such as supporting diversity, meeting budget commitments, providing talent management and leading the merger integration.

Payments, if any, earned by executive officers under the 2009 MIP are made (1) in cash if there is a payout under the Profit Sharing Program for 2009; and (2) in restricted stock if there is no such payout (“MIP Restricted Stock”). The MIP Restricted Stock will vest when (1) there is a payout under the Profit Sharing Program; or (2) the executive officer’s employment is terminated by Delta without cause, by the officer for good reason, or due to the officer’s retirement, death or disability (“Qualifying Termination of Employment”). The MIP Restricted Stock will be forfeited if, prior to vesting, the executive officer’s employment is terminated by Delta for cause or the officer voluntarily resigns.

The following chart shows the performance measures for executive officers under the 2009 MIP and the actual performance for each measure in 2009.

		Target	2009 Actual
Performance Measure	Reason for Measure	Performance	Performance
FINANCIAL
2009 Pre-tax income(1)	Measure of overall Delta profitability Aligns executive incentives with employee Profit Sharing Program	$1,278 million	$932 million loss, which did not meet threshold level
OPERATIONAL
Number of monthly goals met under Shared Rewards Program (75% weighting)	Supports strategic focus on customer service Aligns executive incentives with employee Shared Rewards Program	21 Shared Rewards goals achieved	32 Shared Rewards met, which exceeded maximum level ($68 million paid to employees under Shared Rewards Program for the same 2009 performance)
Number of monthly goals met by Delta Connection airlines (25% weighting)	Supports strategic focus on customer service	14 Delta Connection goals achieved	10 Delta Connection goals met, which exceeded threshold level
MERGER INTEGRATION
Achievement of merger-related synergies	Supports Delta’s commitment to realize quantifiable merger benefits	$600 million	$779 million, which exceeded maximum level
LEADERSHIP EFFECTIVENESS
Evaluation of demonstrated leadership attributes and results during 2009(2)	Supports leadership behaviors that are critical to building a successful culture and company	Subjective	Individually assigned rating
ADDITIONAL REQUIREMENTS
If no payout is made under the employee Profit Sharing Program:
  • no payment may be made under the financial performance measure; and
• payment, if any, under the other performance measures will be made in restricted stock rather than cash	Aligns executives and employees		No payout was made under the employee Profit Sharing Program because Delta was not profitable in 2009. Accordingly, no payment was made under the 2009 MIP’s financial performance measure and amounts earned by named executive officers under the other performance measures were paid in restricted stock.

(1)	“Pre-tax income” has the same meaning in the 2009 MIP and the employee Profit Sharing Program. It means Delta’s annual consolidated pre-tax income calculated in accordance with GAAP and as reported in Delta’s SEC filings, but excluding (a) asset write downs related to long-term assets; (b) gains or losses with respect to employee equity securities; (c) gains or losses with respect to extraordinary, one-time or non-recurring events; and (d) expense accrued with respect to the employee Profit Sharing Program and the 2009 MIP.

(2)	As discussed above, this performance measure does not apply to officers at or above the executive vice president level.

The target award opportunities under the 2009 MIP are expressed as a percentage of the participant’s base salary. The P&C Committee determined the target award opportunities so the participant’s target annual compensation opportunity (base salary plus target 2009 MIP award) is competitive with the airline peer group. The target award opportunity was 150% of base salary for Mr. Anderson and Mr. Bastian; 100% of base salary for executive vice presidents; 80% of base salary for the CFO.

Payments under the 2009 MIP could range from zero to 200% of the target award opportunity depending on the performance achieved. The P&C Committee set performance measures at threshold, target and maximum levels for each performance measure, with (1) no payment for performance below the threshold level; and (2) a potential payment of 50% of target for threshold performance, 100% of target for target performance and 200% of target for maximum performance.

With respect to the 2009 MIP’s operational performance measures, Delta achieved the maximum level for the Shared Rewards Program goals, and exceeded the threshold level for the Delta Connection goals. Delta exceeded the maximum level under the merger integration performance measure, but did not meet the threshold level under the financial performance measure. Because Delta was not profitable in 2009, there was no payout under the Profit Sharing Program. Accordingly, payments earned by executive officers under the 2009 MIP were made in MIP Restricted Stock based on Delta’s operational and merger integration performance and, if applicable, the officer’s leadership performance. As discussed above, the MIP Restricted Stock (1) will vest when there is a payout under the Profit Sharing Program or the executive officer incurs a Qualifying Termination of Employment; and (2) is subject to forfeiture in certain circumstances.

Long Term Incentives. The 2009 Long Term Incentive Program (“2009 LTIP”) links pay and performance by providing approximately 250 management employees with a compensation opportunity based on Delta’s financial performance over a two-year period; and aligns the interests of management and stockholders. Under the 2009 LTIP, executive officers received an award opportunity consisting of restricted stock and performance awards, as follows:

•	This award value is provided 50% in restricted stock and 50% in a performance award to provide a balance between Delta’s stock price performance and its financial performance relative to other airlines. This mix and the other terms of the 2009 LTIP awards are intended to focus on the two-year period in which Delta expects the merger integration to be substantially completed. It also reflects the high volatility of airline stocks.

•	Restricted stock is common stock that may not be sold or otherwise transferred for a period of time, and is subject to forfeiture in certain circumstances. The 2009 LTIP generally provides the restricted stock will vest (which means the shares may then be sold) in two equal installments on February 1, 2010 and February 1, 2011, subject to the officer’s continued employment.

•	Performance awards are a dollar-denominated long term incentive opportunity payable in common stock to executive officers and in cash to other participants. The payout, if any, of the performance award is based on the cumulative revenue growth and average annual pre-tax income margin ranking over the two-year period ending December 31, 2010 of Delta relative to American Airlines, Continental Airlines, Southwest Airlines, United Airlines and US Airways. These financial measures are weighted equally, and the potential payments may range from zero to 200% of the target award. AirTran Airways and JetBlue Airlines are not included in the performance comparison because changes in their cumulative revenue growth and annual pre-tax income margins are not comparable due to their significantly smaller size relative to the other carriers in the peer group.

The following chart shows the range of potential payments of the performance award based on the cumulative revenue growth and average annual pre-tax income margin ranking of Delta relative to the applicable peer group. These performance measures were selected because superior rankings in these areas should, over time, produce positive stockholder returns.

Rank					Rank
vs.	2 Year Cumulative Revenue Growth				vs.	2 Year Average Pre-Tax Income Margin
Airline					Airline					% of Target
Peers	% of Target Earned		Weighting	+	Peers	% of Target Earned		Weighting	=	Award Earned
1	200	x	50%		1	200	x	50%		200%

2	150	x	50%		2	150	x	50%		150%

3	100	x	50%		3	100	x	50%		100%

4	75	x	50%		4	75	x	50%		75%

5	25	x	50%		5	25	x	50%		25%

6	0	x	50%		6	0	x	50%		0%

For additional information about the vesting and possible forfeiture of 2009 LTIP awards, see “Post Employment Compensation — Other Benefits — The 2009 Long Term Incentive Program” in this proxy statement.

Benefits. The named executive officers receive the same health, welfare and other benefits provided to all Delta employees, except Delta requires officers to obtain a comprehensive annual physical examination. Delta pays the cost of this examination, which is limited to a prescribed set of preventive procedures based on the person’s age and gender. Mr. Anderson is eligible to receive certain medical benefits under a 2001 agreement with Northwest Airlines, but Mr. Anderson has voluntarily waived these benefits while employed by Delta. For additional information regarding the 2001 agreement, see “Pre-existing Medical Benefits Agreement Between Northwest Airlines and Mr. Anderson” in this proxy statement.

The named executive officers are also eligible for supplemental life insurance, financial planning services, flight benefits and home security services. These perquisites represent a small part of the overall compensation for executives and are offered to provide competitive compensation. See the Summary Compensation Table and the related footnotes for information regarding benefits received in 2009 by the named executive officers. We do not provide any supplemental executive retirement plans, country club memberships or company cars for any named executive officer.

In 2009, in light of executive compensation trends, the P&C Committee reviewed the benefits Delta provides to officers. Based on this review, the P&C Committee agreed with management recommendations to eliminate (1) supplemental life insurance for officers during retirement; (2) tax reimbursement for supplemental life insurance and home security services; and (3) tax reimbursement for post-employment flight benefits for a person who is first elected an officer on or after June 8, 2009.

Risk Assessment

The P&C Committee requested Cook conduct a risk assessment of Delta’s executive compensation program. Cook concluded Delta’s executive compensation program does not incent unnecessary risk taking, and the P&C Committee agrees with this assessment. In this regard, the P&C Committee notes the executive compensation program includes a compensation clawback policy for officers; stock ownership guidelines for executive officers; an emphasis on longer-term compensation; and multiple performance measures, both short and long term, which are designed to align executives with preserving and enhancing stockholder value. The clawback policy and the stock ownership guidelines are discussed below.

Executive Compensation Policies

In 2009, the P&C Committee enhanced the corporate governance features of the executive compensation program by adopting a compensation clawback policy for officers, stock ownership guidelines for executive officers and an equity award grant policy. Additionally, Delta’s compliance program under the federal securities laws prohibits officers from engaging in certain securities hedging transactions. A brief discussion of these policies follows.

Clawback Policy.  The compensation clawback policy holds officers accountable should any of them ever engage in wrongful conduct. Under this policy, if the P&C Committee determines an officer has engaged in fraud or misconduct that requires a restatement of Delta’s financial statements, the P&C Committee may recover all incentive compensation awarded to or earned by the officer for fiscal periods materially affected by the restatement. For these purposes, incentive compensation includes annual and long term incentive awards and all forms of equity compensation.

Stock Ownership Guidelines.  Delta’s stock ownership guidelines strengthen the alignment between executive officers and stockholders. Under these guidelines, the current executive officers are required to own the following number of shares of Delta common stock by July 24, 2012:

Number of
Shares
CEO	200,000

President	75,000

Executive Vice Presidents	50,000

CFO and General Counsel	40,000

For these purposes, stock ownership includes shares (including restricted stock) owned directly or held in trust by the executive officer or an immediate family member who resides in the same house. It does not include shares an executive officer has the right to acquire through the exercise of stock options. Due to the high volatility of airline stocks, we do not have holding periods for equity awards in addition to the stock ownership guidelines and vesting requirements for particular awards. The stock ownership guideline for the CEO exceeds three times Mr. Anderson’s base salary based on the $11.38 closing price of Delta common stock on December 31, 2009. All of our executive officers exceed their required stock ownership level.

Equity Award Grant Policy.  Delta’s equity award grant policy provides objective, standardized criteria for the timing, practices and procedures used in granting equity awards. Under this policy, the P&C Committee will consider approval of annual equity awards for management employees in the first quarter of the calendar year. Once approved, the grant date of these awards will be the later of (1) the date the P&C Committee meets to approve the awards; and (2) the third business day following the date on which Delta publicly announces its financial results for the most recently completed fiscal year. Equity awards for new hires, promotions or other off-cycle grants may be approved as appropriate and, once approved, these awards will be made on the later of (1) the date on which the grant is approved; and (2) the third business day following the date on which Delta publicly announces its quarterly or annual financial results if this date is in the same month as the grant.

Anti-Hedging Policy.  As part of its compliance program under the federal securities laws, Delta prohibits officers from engaging in exchange-traded put and call transactions involving Delta stock, or “short sales” of Delta securities. These short-term, highly leveraged transactions are prohibited because they may create the appearance of unlawful insider trading and, in certain circumstances, present a conflict of interest.

Compensation for Mr. Anderson

The P&C Committee determines the compensation of Mr. Anderson consistent with the approach used for our other executive officers. During 2009, the vast majority of Mr. Anderson’s compensation opportunity was at risk and dependent on company and stock price performance.

Mr. Anderson’s base salary is $600,000, which has not changed since he joined Delta as CEO on September 1, 2007.

Because there was no payout under the employee Profit Sharing Program for 2009, the payment earned by Mr. Anderson under the 2009 MIP was made in MIP Restricted Stock. Based on Delta’s operational and merger integration performance during 2009, Mr. Anderson received 96,165 shares of MIP Restricted Stock.

The vesting, forfeiture and other terms of this award are identical to the terms of the MIP Restricted Stock earned by other executive officers.

Mr. Anderson received a 2009 LTIP award consisting of 398,560 shares of restricted stock and a performance award opportunity of $2.75 million at target. The restricted stock vests over a two-year period, subject to Mr. Anderson’s continued employment. The performance award is paid in common stock but the payout, if any, is based on Delta’s financial performance relative to other airlines for the two-year period ending December 31, 2010. The terms of Mr. Anderson’s award are the same as the terms of the 2009 LTIP awards received by other executive officers.

Mr. Anderson’s compensation varies from other executive officers because he voluntarily waived certain benefits, including:

•	In 2009, Mr. Anderson voluntarily waived the performance share award he received in 2007 when he joined Delta as CEO. He also voluntarily relinquished his protection under existing arrangements to receive reimbursement from Delta for excise taxes paid under Section 4999 of the Internal Revenue Code.

•	In 2008, Mr. Anderson voluntarily waived the change in control provisions in his existing arrangements for merger transactions then under review by the Board of Directors. Accordingly, Mr. Anderson’s equity awards did not vest when a Delta subsidiary merged with Northwest on October 29, 2008. But for this waiver, Mr. Anderson would have realized approximately $5.2 million from the vesting of his unvested performance shares and restricted stock on October 29, 2008.

When Mr. Anderson joined Delta in 2007 as CEO, the P&C Committee approved Delta’s agreement to reimburse Mr. Anderson for the cost of his relocation from Minneapolis to Atlanta. As previously reported, Delta agreed under the 2007 arrangement to provide Mr. Anderson with certain economic protection on the sale of his Minneapolis residence. For additional information on this subject, see footnote 7(c) to the Summary Compensation Table in this proxy statement.

The P&C Committee believes Mr. Anderson’s compensation arrangements create a strong pay and performance linkage, fully align Mr. Anderson’s compensation and performance expectations with other employees and closely link his compensation to stockholder interests.

Post-Termination Compensation and Change in Control

Our executive officers do not have employment contracts. They are eligible to receive certain benefits in the event of specified terminations of employment, including as a consequence of a change in control. These benefits are generally conservative compared with general industry standards, and are intended to provide our executives with a measure of financial support if their employment is terminated in certain circumstances through no fault of their own. The benefits we offer in connection with a change in control are designed to support the following business objectives:

•	Enhance Delta’s value in a consolidation transaction by helping retain and stabilize the management team during periods of uncertainty.

•	Preserve the objectivity of our management team if they are negotiating and executing a consolidation transaction.

The severance benefits for our named executive officers are described in “Post-Employment Compensation — Potential Post-Employment Benefits upon Termination or Change in Control” in this proxy statement.

In 2009, the P&C Committee adopted a policy eliminating Delta’s reimbursement of (1) the excise tax paid under Section 4999 of the Internal Revenue Code by an employee who receives change in control benefits that exceed a statutory safe harbor; and (2) the taxes incurred by the employee due to such reimbursement (“Excise Tax Reimbursement”). Consistent with this policy, the P&C Committee amended the 2009 Officer and Director Severance Plan to eliminate the Excise Tax Reimbursement under that plan, and agreed Delta’s future incentive awards will not provide for an Excise Tax Reimbursement. Because Excise Tax Reimbursement is

provided for in the special long term incentive awards Delta granted in connection with the merger of a Delta subsidiary and Northwest on October 29, 2008 (“Merger Awards”), the Excise Tax Reimbursement will continue to apply to the named executive officers (other than Mr. Anderson) until the Merger Awards fully vest on November 1, 2011. As discussed above, in 2009, Mr. Anderson voluntarily waived the Excise Tax Reimbursement under his existing arrangements.

Tax and Accounting Impact and Policy

The financial and tax consequences to Delta of the executive compensation program are important considerations for the P&C Committee when determining the overall design and mix of compensation. The P&C Committee seeks to balance an effective compensation program for our executive officers with an appropriate impact on reported earnings and other financial measures.

In making compensation decisions, the P&C Committee considered that Internal Revenue Code Section 162(m) limits deductions for certain compensation to any covered executive to $1 million per year. Under Section 162(m), compensation may be excluded from the $1 million limit if required conditions are met. The 2009 MIP for officers at or above the Executive Vice president level, and the performance award component of the 2009 LTIP, meet the conditions for exclusion, but the restricted stock component of the 2009 LTIP does not. In approving these awards, the P&C Committee considered that Delta has substantial net operating loss carryforwards (“NOLs”) to offset or reduce our future income tax obligations and, therefore, the deduction limitations imposed by Section 162(m) would not impact our financial results at this time. As our NOLs are utilized, the P&C Committee will re-evaluate whether future awards should be structured to allow for deductibility under Section 162(m).

Equity awards granted under our executive compensation program are expensed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. For additional information about the accounting for our equity compensation, see Note 12 of the Notes to Consolidated Financial Statements in the 2009 Form 10-K.

Compensation Committee Report

The Personnel & Compensation Committee has reviewed and discussed with Delta management the Compensation Discussion and Analysis. Based on the review and discussion, the P&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE PERSONNEL & COMPENSATION COMMITTEE

David R. Goode, Chairman
John S. Brinzo
Kenneth B. Woodrow

Information about Summary Compensation Table and Related Matters

The following table contains information about the compensation of (1) Mr. Anderson, Delta’s principal executive officer; (2) Mr. Halter, Delta’s principal financial officer; and (3) Mr. Bastian, Mr. Gorman and Mr. Hauenstein, who were Delta’s three other most highly compensated executive officers on December 31, 2009. These persons are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
						Non-	Pension
						Equity	Value and
						Incentive	Nonqualified
				Stock		Plan	Deferred	All Other
				Awards	Option	Compen-	Compensation	Compen-
		Salary	Bonus	($)	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)	($)	(2)(3)(4)(5)	($)(2)	($)	($)(6)	($)(7)	($)(8)

Richard H. Anderson(1)	2009	600,000	0	6,602,115	0	0	0	1,173,217	8,375,332
Chief Executive Officer	2008	600,000	0	8,692,494	8,022,676	0	0	127,485	17,442,655
	2007	200,000	0	7,910,512	2,658,858	289,560	0	237,829	11,296,759
Edward H. Bastian	2009	500,000	0	3,418,385	0	0	18,560	78,640	4,015,585
President	2008	500,000	0	5,229,214	4,919,029	0	1,289	125,888	10,775,420
	2007	421,667	0	6,942,680	2,142,210	733,552	3,590	58,231	10,301,930
Stephen E. Gorman	2009	450,000	0	2,301,089	0	0	0	48,306	2,799,395
Executive Vice President &	2008	380,458	0	3,440,368	3,640,827	0	0	156,277	7,617,930
Chief Operating Officer
Hank Halter	2009	382,917	0	1,124,241	0	0	15,080	56,854	1,579,092
Senior Vice President &	2008	330,833	0	1,785,836	1,017,661	0	0	50,344	3,184,674
Chief Financial Officer
Glen W. Hauenstein	2009	400,000	0	1,739,802	0	0	0	86,804	2,226,606
Executive Vice President —	2008	387,500	0	2,732,512	2,674,884	0	0	111,629	5,906,525
Network Planning &	2007	349,380	0	4,652,100	1,903,000	361,950	0	66,870	7,333,300
Revenue Management

(1)	In 2009, Mr. Anderson voluntarily waived (a) the performance shares he received in 2007 when he joined Delta as CEO; and (b) his protection under existing arrangements to receive reimbursement from Delta for excise taxes paid under Section 4999 of the Internal Revenue Code.

In 2008, Mr. Anderson voluntarily waived the change in control provisions in his existing arrangements for merger transactions then under review by the Board of Directors. Accordingly, Mr. Anderson’s equity awards did not vest when a Delta subsidiary merged with Northwest on October 29, 2008. But for this waiver, Mr. Anderson would have realized approximately $5.2 million from the vesting of his unvested performance shares and restricted stock on October 29, 2008.

(2)	The amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the aggregate fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”), on the applicable grant date or, if earlier, the service inception date. The reported amounts do not reflect the risk the awards may be forfeited in the event of certain terminations of employment or, for awards subject to performance conditions, the risk there is no payout because the performance conditions are not met. See Note 12 of the Notes to the Consolidated Financial Statements in Delta’s 2009 Form 10-K for the assumptions used in determining these fair values.

The reported amounts for 2009 in the “Stock Awards” column reflect award opportunities under Delta’s 2009 annual and long term incentive plans. For additional information about these plans, see footnotes 3 and 4 to the Summary Compensation Table. Delta did not grant stock options to any named executive officer in 2009.

The reported amounts for 2008 and 2007 in the “Stock Awards” and “Option Awards” columns primarily reflect special one-time equity awards granted (a) in 2008 when a Delta subsidiary merged with Northwest;

(b) in 2007 to Mr. Anderson when he joined Delta as CEO; and (c) in 2007 to other executive officers when Delta emerged from bankruptcy. Substantially all Delta employees received special one-time equity awards in connection with the merger in 2008 and Delta’s emergence from bankruptcy in 2007.

Consistent with rules adopted by the SEC on December 16, 2009, the reported amounts for 2008 and 2007 have been recomputed from the amounts reported in the Summary Compensation Table in last year’s proxy statement. As discussed above, the reported amounts for 2009, 2008 and 2007 in this proxy statement represent the aggregate fair value of stock and option awards computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date. In contrast, the reported amounts for 2008 and 2007 in last year’s proxy statement represented the compensation expense Delta recognized in the applicable year for financial statement reporting purposes for stock and option awards.

(3)	The 2009 Management Incentive Plan (“2009 MIP”) is an annual incentive plan which links pay and performance, and aligns the interests of Delta’s management and employees. As more fully discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the annual incentive opportunity for executive officers (i.e., officers at or above the Executive Vice President level, the Chief Financial Officer and the General Counsel) is based on Delta’s financial, operational and merger integration performance in 2009 relative to key business plan goals. The annual incentive opportunity for the Chief Financial Officer and the General Counsel is also based on their leadership performance in 2009.

The annual incentive opportunity under the 2009 MIP is denominated in cash. Payments, if any, earned by executive officers are made (a) in cash if there is a payout under Delta’s broad based employee profit sharing program (“Profit Sharing Program”) for 2009; and (b) in restricted stock if there is no such payout (“MIP Restricted Stock”). Because Delta was not profitable in 2009, there was no payout under (a) the Profit Sharing Program for that year; or (b) the 2009 MIP’s financial performance measure. Accordingly, payments earned by executive officers under the 2009 MIP were made in MIP Restricted Stock based on Delta’s operational and merger integration performance and, if applicable, the officer’s leadership performance.

The reported amounts for 2009 in the “Stock Awards” column include the fair value of the MIP Restricted Stock computed in accordance with FASB ASC Topic 718 on February 4, 2010, the date the Personnel & Compensation Committee of the Board of Directors approved the payout of these awards. The MIP Restricted Stock will vest on the earlier of the date (a) there is a payout under the Profit Sharing Program; or (b) the executive officer’s employment with Delta is terminated by Delta without cause, by the officer for good reason, or due to the officer’s retirement, death or disability. The MIP Restricted Stock will be forfeited if, prior to vesting, the executive officer’s employment with Delta is terminated by Delta for cause or the officer voluntarily resigns.

(4)	The 2009 Long Term Incentive Program (“2009 LTIP”) links pay and performance, and aligns the interests of Delta’s management and stockholders. As more fully discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the long term incentive opportunity for executive officers consists of restricted stock and performance awards.

The restricted stock vests in two equal installments on February 1, 2010 and 2011, subject to the executive officer’s continued employment. It is subject to forfeiture in certain circumstances.

The performance awards are denominated in cash. Payouts, if any, earned by executive officers are made in stock based on the financial performance of Delta relative to other airlines during the two-year period ending December 31, 2010.

The reported amounts for 2009 in the “Stock Awards” column include the fair value of the restricted stock and the performance awards computed in accordance with FASB ASC Topic 718 on January 30, 2009, the date these awards became effective.

(5)	For awards in the “Stock Awards” column which are subject to performance conditions, the fair value is computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance condition as of the applicable grant date or, if earlier, the service inception date. For these purposes, the fair value is computed based on performance at the target level, except the annual incentive opportunity under the 2009 MIP is based on the fair value of the MIP Restricted Stock on February 4, 2010.

If the awards subject to performance conditions were assumed to pay out at the maximum level, the aggregate fair value of awards in the “Stock Awards” column for the named executive officers would have been as follows:

Name	2009 ($)	2008 ($)	2007 ($)
Mr. Anderson	7,300,000	10,002,541	8,952,008
Mr. Bastian	4,000,000	5,966,170	7,868,652
Mr. Gorman	2,650,000	3,702,378	—
Mr. Halter	1,366,000	1,867,769	—
Mr. Hauenstein	2,050,000	3,060,067	5,159,260

(6)	Delta does not sponsor a supplemental executive retirement plan for any named executive officer.

The Delta Retirement Plan is a broad-based, non-contributory tax qualified defined benefit pension plan for nonpilot employees. Effective December 31, 2005, the Delta Retirement Plan was amended to freeze service, earnings and pay credits for all participants, including any participating named executive officers.

The reported amounts for 2009 reflect the aggregate change in the actuarial present value of each applicable named executive officer’s accumulated benefit under the Delta Retirement Plan measured from December 31, 2008 to December 31, 2009. Mr. Anderson, Mr. Gorman and Mr. Hauenstein are not eligible to participate in the Delta Retirement Plan because they did not complete 12 months of service before the plan was frozen on December 31, 2005. See “Post Employment Compensation — Defined Benefit Pension Benefits” in this proxy statement for a description of this plan.

(7)	The reported amounts for 2009 include the following items:

	Contributions	Payments due to
	to Qualified	Internal Revenue
	Defined	Code Limits				Perquisites
	Contribution	Applicable to		Life		and Other
	Retirement	Qualified Defined	Relocation	Insurance	Reimbursement	Personal
	Plan	Contribution Plan	Expenses	Premiums	of Taxes	Benefits
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)
Mr. Anderson	17,150	24,850	771,715	19,202	299,683	40,617
Mr. Bastian	17,150	17,850	0	15,951	17,517	10,173
Mr. Gorman	9,800	8,200	0	18,102	12,203	0
Mr. Halter	17,150	9,654	0	9,039	7,072	13,939
Mr. Hauenstein	17,150	10,850	0	11,095	16,517	31,192

(a)	Includes Delta’s contributions to the Delta Family-Care Savings Plan, a broad-based tax qualified defined contribution plan, based on the same fixed and matching contribution formula applicable to all participants in this plan.

(b)	Represents amounts paid directly to the named executive officer that Delta would have contributed to the officer’s account under the Delta Family-Care Savings Plan absent limits applicable to such plans under the Internal Revenue Code. These payments are based on the same fixed and matching contribution formula applicable to all participants in this plan and are available to any plan participant affected by such limits.

(c)	When Mr. Anderson joined Delta in 2007 as CEO, Delta agreed to reimburse Mr. Anderson for the cost of his relocation from Minneapolis to Atlanta. As previously reported, Delta agreed under the 2007 arrangement to reimburse Mr. Anderson for the loss on the sale of his Minneapolis residence if the house sold for less than his cost of acquiring it (“economic protection”). In 2009, Delta retained an independent relocation company, which purchased the Minneapolis residence from Mr. Anderson at a price equal to the average of two independent appraisals and subsequently resold the house to a third party in an arms-length transaction. The reported amount for Mr. Anderson in this column includes (i) the $377,500 Delta paid Mr. Anderson for the economic protection; (ii) the $272,500 loss Delta incurred when the relocation company sold the house to a third party (which SEC rules require us to report as compensation for Mr. Anderson); and (iii) $121,715 Delta paid in relocation costs, including handling and transaction costs related to the purchase and sale of the Minneapolis residence as well as the cost of shipping household goods. Under the 2007 arrangement, Delta agreed to reimburse Mr. Anderson for the taxes associated with the economic protection and this tax reimbursement is included in the column titled “Reimbursement of Taxes”.

(d)	Represents the annual premium on supplemental life insurance coverage equal to two times base salary which Delta provides to named executive officers. Effective January 1, 2010, Delta eliminated this coverage during retirement.

(e)	Includes tax reimbursements for (1) Flight Benefits (as described below); (2) supplemental life insurance; (3) home security services for Messrs. Anderson, Gorman and Hauenstein; and (4) the economic protection on the sale of Mr. Anderson’s former residence in Minneapolis. Effective January 1, 2010, Delta eliminated tax reimbursements for supplemental life insurance and home security services.

(f)	The amounts for Messrs. Anderson and Hauenstein consist primarily of financial planning services; home security services; the cost of an annual physical examination which Delta’s Board of Directors requires for all officers; and Flight Benefits as described below. The amount for Mr. Bastian includes the cost of the required annual physical examination and Flight Benefits. The amount for Mr. Halter includes financial planning services, the cost of the required annual physical examination and Flight Benefits. Mr. Gorman did not receive perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules.

As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club privileges for executive officers; the officer’s spouse, domestic partner or designated companion; the officer’s children and parents; and, to a limited extent, other persons designated by the officer (“Flight Benefits”). Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year for the CEO and President; $15,000 per year for executive vice presidents; and $12,500 per year for senior vice presidents. Delta reimburses the officer for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year for the CEO and President, $20,000 per year for executive vice presidents; and $17,500 per year for senior vice presidents. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during employment. Delta’s incremental cost of providing Flight Benefits includes incremental fuel expense and the incremental cost on a flight segment basis for customer service expenses such as meals, onboard expenses, baggage handling, insurance, airport security and aircraft cleaning.

An executive officer who retires from Delta at or after age 52 with at least 10 years of service, or at or after age 62 with at least five years of service, may continue to receive Flight Benefits during retirement, except the unused portion of the annual allowances does not accumulate into succeeding years (“Retiree Flight Benefits”). In exchange for certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an officer who served in that capacity during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date the merger occurred, or who joined Delta from Northwest on the date the merger occurred and who had been a Northwest officer on the date Delta entered into the merger agreement, will receive, on his termination of employment (other than by death or by Delta for cause), a vested right to Retiree Flight Benefits, regardless of the officer’s age and years of service at his termination of employment.

Notwithstanding the above, a person who is first elected an officer on or after June 8, 2009 will not receive reimbursement for taxes for Retiree Flight Benefits.

(8)	As required by SEC rules, the amounts in the “Total” column represent the sum of the amounts in columns (c) through (i). As discussed in footnote (2) above, the amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the named executive officers received or are entitled to receive. Rather, these amounts represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The amounts do not reflect the risk the awards may be forfeited in the event of certain terminations of employment or, for awards subject to performance conditions, the risk there is no payout because the performance conditions are not met.

The following table provides information about annual and long term award opportunities granted to our named executive officers during 2009 under the 2009 Management Incentive Plan (“2009 MIP”) and the 2009 Long Term Incentive Program (“2009 LTIP”). These award opportunities are described in the “Compensation Discussion and Analysis” section of the proxy statement under “Elements of Compensation — Annual Incentives” and “Elements of Compensation — Long Term Incentives”.

The amounts in the “Grant Date Fair Value of Stock and Stock Option Awards” column below do not represent amounts the named executive officers received or are entitled to receive. Rather, these amounts represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date. The amounts do not reflect the risk that the awards may be forfeited in the event of certain terminations of employment or, in the case of performance awards, that there is no payout if the required performance measures are not met.

Grants of Plan-Based Awards Table

									All
									Other	All Other
		Date of							Stock	Option		Grant
		Personnel							Awards:	Awards:	Exercise	Date Fair
		& Compen-							Number	Number of	or Base	Value of
		sation							of Shares	Securities	Price of	Stock and
		Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			of Stock	Underlying	Option	Option
	Grant	or Board	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name/Type of Award	Date(1)	Action	($)	($)	($)	($)	($)	($)	(#)(3)	(#)	($/Sh)	($)(4)
Mr. Anderson
2009 MIP	1/29/09	1/29/09	—	—	—	450,000	900,000	1,800,000	—	—	—	1,102,051
2009 LTIP — Restricted Stock	1/30/09	1/29/09	—	—	—	—	—	—	398,560	—	—	2,750,064
2009-LTIP — Performance Award	1/30/09	1/29/09	—	—	—	343,750	2,750,000	5,500,000	—	—	—	2,750,000
Mr. Bastian
2009 MIP	1/29/09	1/29/09	—	—	—	375,000	750,000	1,500,000	—	—	—	918,381
2009 LTIP— Restricted Stock	1/30/09	1/29/09	—	—	—	—	—	—	181,160	—	—	1,250,004
2009 LTIP— Performance Award	1/30/09	1/29/09	—	—	—	156,250	1,250,000	2,500,000	—	—	—	1,250,000
Mr. Gorman
2009 MIP	1/29/09	1/29/09	—	—	—	225,000	450,000	900,000	—	—	—	551,031
2009 LTIP — Restricted Stock	1/30/09	1/29/09	—	—	—	—	—	—	126,820	—	—	875,058
2009 LTIP — Performance Award	1/30/09	1/29/09	—	—	—	109,375	875,000	1,750,000	—	—	—	875,000
Mr. Halter
2009 MIP	1/29/09	1/29/09	—	—	—	154,000	308,000	616,000	—	—	—	374,226
2009 LTIP — Restricted Stock	1/30/09	1/29/09	—	—	—	—	—	—	54,350	—	—	375,015
2009 LTIP — Performance Award	1/30/09	1/29/09	—	—	—	46,875	375,000	750,000	—	—	—	375,000
Mr. Hauenstein
2009 MIP	1/29/09	1/29/09	—	—	—	200,000	400,000	800,000	—	—	—	489,800
2009 LTIP — Restricted Stock	1/30/09	1/29/09	—	—	—	—	—	—	90,580	—	—	625,002
2009 LTIP — Performance Award	1/30/09	1/29/09	—	—	—	78,125	625,000	1,250,000	—	—	—	625,000

(1)	For purposes of this column, the grant date for the 2009 MIP is the date the Personnel & Compensation Committee granted award opportunities to the named executive officers. The grant date for the 2009 LTIP is the grant date or, if earlier, the service inception date determined under FASB ASC Topic 718.

(2)	These columns show the annual award opportunities under the 2009 MIP and the long term award opportunities under the performance award component of the 2009 LTIP. See footnotes 3 and 4 to the Summary Compensation Table for information about the 2009 MIP and the 2009 LTIP, respectively.

(3)	This column shows the restricted stock component of the 2009 LTIP.

(4)	The amounts in this column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the fair value of the awards computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date. For awards subject to performance conditions, the value shown is based on the probable outcome of the performance condition as of the applicable grant date or, if earlier, the service inception date. The MIP Restricted Stock was granted to the named executive officers on February 4, 2010.

The following table provides information regarding the outstanding equity awards on December 31, 2009 for each of the named executive officers. As required by SEC rules, the dollar values in the “Stock Awards” columns in this table (1) are based on the $11.38 closing price of Delta common stock on the NYSE on December 31, 2009; and (2) assume performance at the target level for the performance shares.

Outstanding Equity Awards at Fiscal Year-end Table

		Option Awards				Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number of	Value of
								Unearned	Unearned
							Market	Shares,	Shares,
		Number of	Number of			Number	Value of	Units or	Units or
		Securities	Securities			of Shares	Shares or	Other	Other
		Underlying	Underlying			or Units	Units of	Rights	Rights
		Unexercised	Unexercised	Option		of Stock	Stock That	That	That Have
		Options	Options	Exercise	Option	That Have	Have Not	Have Not	Not
	Grant	Exercisable	Unexercisable	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Date(1)	(#)	(#)(2)	($)	Date	(#)(3)	($)(4)	(#) (5) (6)	($) (6)(7)
Mr. Anderson
2009 MIP	1/29/2009	—	—	—	—	96,165	1,094,358	—	—
2009 LTIP-
Restricted Stock	1/30/2009	—	—	—	—	398,560	4,535,613	—	—
Stock Options	10/29/2008	608,000	912,000	7.99	10/28/2018	—	—	—	—
Restricted Stock	10/29/2008	—	—	—	—	456,000	5,189,280	—	—
Stock Options	4/3/2008	42,130	84,260	8.81	4/2/2018	—	—	—	—
Restricted Stock	4/3/2008	—	—	—	—	99,133	1,128,134	—	—
Performance Shares	4/3/2008	—	—	—	—	—	—	148,700	1,692,206
Stock Options	9/1/2007	176,200	88,100	16.88	8/31/2017	—	—	—	—
Restricted Stock	9/1/2007	—	—	—	—	113,966	1,296,933	—	—

Mr. Bastian
2009 MIP	1/29/2009	—	—	—	—	80,138	911,970	—	—
2009 LTIP-Restricted Stock	1/30/2009	—	—	—	—	181,160	2,061,601	—	—
Stock Options	10/29/2008	376,000	564,000	7.99	10/28/2018	—	—	—	—
Restricted Stock	10/29/2008	—	—	—	—	282,000	3,209,160	—	—
Stock Options	4/3/2008	71,090	—	8.81	4/2/2018	—	—	—	—
Stock Options	9/1/2007	60,100	—	16.88	8/31/2017	—	—	—	—
Stock Options	6/4/2007	142,900	—	18.84	4/29/2017	—	—	—	—

Mr. Gorman
2009 MIP	1/29/2009	—	—	—	—	48,083	547,185	—	—
2009 LTIP-
Restricted Stock	1/30/2009	—	—	—	—	126,820	1,443,212	—	—
Stock Options	10/29/2008	292,000	438,000	7.99	10/28/2018	—	—	—	—
Restricted Stock	10/29/2008	—	—	—	—	219,000	2,492,220	—	—
Stock Options	4/3/2008	25,280	—	8.81	4/2/2018	—	—	—	—
Stock Options	12/1/2007	167,000	—	19.76	11/30/2017	—	—	—	—

Mr. Halter
2009 MIP	1/29/2009	—	—	—	—	32,655	371,614	—	—
2009 LTIP-Restricted Stock	1/30/2009	—	—	—	—	54,350	618,503	—	—
Stock Options	10/29/2008	81,200	121,800	7.99	10/28/2018	—	—	—	—
Restricted Stock	10/29/2008	—	—	—	—	121,800	1,386,084	—	—
Stock Options	4/3/2008	7,900	—	8.81	4/2/2018	—	—	—	—
Stock Options	6/4/2007	63,000	—	18.84	4/29/2017	—	—	—	—

Mr. Hauenstein
2009 MIP	1/29/2009	—	—	—	—	42,740	486,381	—	—
2009 LTIP-Restricted Stock	1/30/2009	—	—	—	—	90,580	1,030,800	—	—
Stock Options	10/29/2008	208,000	312,000	7.99	10/28/2018	—	—	—	—
Restricted Stock	10/29/2008	—	—	—	—	156,000	1,775,280	—	—
Stock Options	4/3/2008	31,600	—	8.81	4/2/2018	—	—	—	—
Stock Options	11/1/2007	67,000	—	20.20	10/31/2017	—	—	—	—
Stock Options	6/4/2007	105,500	—	18.84	4/29/2017	—	—	—	—

(1)	For purposes of this column, the grant date for the 2009 MIP is the date the Personnel & Compensation Committee granted award opportunities to the named executive officers. The grant date for other awards is the grant date or, if earlier, the service inception date determined under FASB ASC Topic 718.

(2)	The merger of a Delta subsidiary with Northwest on October 29, 2008 caused the vesting of the unvested equity awards granted prior to that date to the named executive officers other than Mr. Anderson, who voluntarily waived the accelerated vesting of his equity awards.

Subject to the named executive officer’s continued employment with Delta, the stock options granted before October 29, 2008 were originally scheduled to become exercisable or, to the extent applicable to Mr. Anderson, are scheduled to become exercisable as follows:

June 4, 2007 Grant Date. In three equal installments on each of April 30, 2008, 2009 and 2010.

September 1, 2007 Grant Date. In three equal installments on each of September 1, 2008, 2009 and 2010.

November 1, 2007 Grant Date. In three equal installments on each of November 1, 2008, 2009 and 2010.

December 1, 2007 Grant Date. In three equal installments on each of December 1, 2008, 2009 and 2010.

April 3, 2008 Grant Date. In three equal installments on each of April 3, 2009, 2010 and 2011.

Subject to the named executive officer’s continued employment with Delta, the stock options granted on October 29, 2008 become exercisable with respect to 20% of the shares on each of May 1, 2009, November 1, 2009 and May 1, 2010; and 40% of the shares on November 1, 2011.

The exercise price of the stock options granted on June 4, 2007, November 1, 2007, December 1, 2007, April 3, 2008, and October 29, 2008 is the closing price of the common stock on the NYSE on the applicable grant date. The exercise price of the stock options granted on Saturday, September 1, 2007 is the closing price of the common stock on the NYSE on Friday, August 31, 2007, the last trading day immediately preceding the grant date.

(3)	Subject to the named executive officer’s continued employment with Delta, these shares of restricted stock vest as follows:

September 1, 2007 Grant Date. In three equal installments on each of March 1, 2008, 2009 and 2010.

April 3, 2008 Grant Date. In three equal installments on each of April 3, 2009, 2010 and 2011.

October 29, 2008 Grant Date. 20% of the shares on each of May 1, 2009, November 1, 2009, and May 1, 2010; and 40% of the shares on November 1, 2011.

January 30, 2009 Grant Date. In two equal installments on each of February 1, 2010 and 2011.

The annual incentive earned by executive officers under the 2009 MIP was paid in restricted stock (“MIP Restricted Stock”) on February 4, 2010 because there was no payout under Delta’s broad based employee profit sharing program (“Profit Sharing Program”) for 2009. The MIP Restricted Stock vests on the earlier of the date (a) there is a payout under the Profit Sharing Program; or (b) the executive officer’s employment with Delta is terminated by Delta without cause, by the officer for good reason, or due to the officer’s retirement, death or disability.

The restricted stock, including the MIP Restricted Stock, is subject to forfeiture in certain circumstances.

(4)	In accordance with SEC rules, the amounts in this column for the market value of restricted stock are based on the $11.38 closing price of Delta common stock on the NYSE on December 31, 2009.

(5)	The potential payout if any, for Mr. Anderson’s outstanding performance shares (a) is based on the financial performance of Delta relative to other airlines during the three-year period ending December 31, 2010; and (b) is contingent on the occurrence of a payout under the Profit Sharing Program for 2010 or thereafter. In 2009, Mr. Anderson voluntarily waived the performance shares he received in 2007 when he joined Delta as CEO.

(6)	This table does not include the performance award component of the 2009 LTIP because (a) these award opportunities are denominated in cash and (b) the payout, if any, earned by the named executive officers will be made in stock based on the financial performance of Delta relative to other airlines during the two-year period ending December 31, 2010. For additional information about these award opportunities, see footnote 4 to the Summary Compensation Table and the “Grants of Plan-Based Awards Table” in this proxy statement.

(7)	In accordance with SEC rules, the amount in this column for the market value of Mr. Anderson’s outstanding performance shares is based on the $11.38 closing price of Delta common stock on the NYSE on December 31, 2009, and assumes performance at the target level.

The following table provides information regarding the exercise of stock options by, and the vesting of restricted stock and performance shares for, the named executive officers in 2009.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of	Value
	Acquired on	Realized on	Shares	Realized on
	Exercise	Exercise	Acquired on	Vesting
Name	(#)	($)	Vesting (#)	($)(1)
Mr. Anderson	0	0	467,534	2,963,499

Mr. Bastian	0	0	188,000	1,274,640

Mr. Gorman	0	0	146,000	989,880

Mr. Halter	0	0	81,200	550,536

Mr. Hauenstein	0	0	104,000	705,120

(1)	The value realized on vesting is based on the closing price of Delta common stock on the NYSE on the applicable vesting dates.

Post-Employment Compensation

Defined Benefit Pension Benefits

Qualified Nonpilot Retirement Plan. The Delta Retirement Plan (“Retirement Plan”) is a broad-based, non-contributory qualified defined benefit pension plan for Delta’s nonpilot employees. To participate in the Retirement Plan, a nonpilot employee must have completed 12 months of service before the plan was frozen on December 31, 2005. As a result, Mr. Bastian and Mr. Halter are eligible to participate in the Retirement Plan but Mr. Anderson, Mr. Gorman and Mr. Hauenstein are not. We do not offer any supplemental executive retirement plans to our named executive officers.

Retirement benefits under the Retirement Plan are based on the same formula for all U.S. employees who are not covered by a collective bargaining agreement. Until July 1, 2003, Retirement Plan benefits were calculated using only a final average earnings formula (“FAE formula”). Under this formula, the benefit is based on an employee’s (1) final average earnings; (2) years of service prior to January 1, 2006; (3) age when the payment of benefits begins (which may not be before age 52); and (4) primary Social Security benefit. Final average earnings are the average of an employee’s highest average monthly earnings (based on the employee’s salary and eligible annual incentive compensation, if any) for the 36 consecutive months in the 120-month period immediately preceding the earlier of termination of employment or January 1, 2006. The monthly retirement benefit payable at the normal retirement age of 65 is determined by multiplying final average earnings by 60%, and then reducing that amount for service of less than 30 years with Delta and by 50% of the primary Social Security benefit payable to the employee. The 50% Social Security offset is also reduced for service of less than 30 years. Participants become fully vested in their FAE formula benefits after completing three years of service. Benefits determined under the FAE formula are paid in the form of a monthly annuity.

Effective July 1, 2003, the Retirement Plan was amended to transition to a cash balance formula. Generally, for employees hired (or rehired) after July 1, 2003, retirement benefits earned after that date are based only on the cash balance formula. Under this formula, each participant has an account, for recordkeeping purposes only, to which pay credits were allocated annually until January 1, 2006. These pay credits were based on 6% of a participant’s salary and eligible annual incentive compensation, if any. In addition, all balances in a participant’s account are credited with an annual interest credit which is currently based on a market rate of interest (the “Annual Interest Credit”). Participants become fully vested in their cash balance formula benefits after completing three years of service. At termination of employment, an amount equal to the then-vested balance of a participant’s cash balance account is payable to the participant, at his election, in the form of an immediate or deferred lump sum or equivalent monthly annuity benefit.

Employees covered by the Retirement Plan who were employed on July 1, 2003 are eligible for transition benefits as long as they remained continuously employed (“Transition Eligible Employees”). For the period that began July 1, 2003 and ended December 31, 2005 (“Cash Balance Period”), these employees earned retirement benefits equal to the greater of the benefit determined under the Retirement Plan’s FAE formula or its cash balance formula.

Effective December 31, 2005, the Retirement Plan was amended (1) to freeze accrual of future benefits attributable to years of service and pay increases after December 31, 2005 under the FAE formula; and (2) to cease pay credits under the cash balance formula. Effective March 31, 2007, all benefits under the Retirement Plan were frozen; however, Annual Interest Credits will continue to be added to the cash balance account after December 31, 2005.

Pension Benefits Table

The table below shows certain pension benefit information for Mr. Bastian and Mr. Halter as of December 31, 2009. The table does not include any information for Mr. Anderson, Mr. Gorman or Mr. Hauenstein because they are not eligible to participate in the Retirement Plan.

		Number of
		Years of
		Credited
		Service (as of	Present Value of		Payments
		December 31,	Accumulated		During
Name	Plan Name	2009) (1)	Benefits (2)		Last Fiscal Year
Mr. Bastian(3)	Delta Retirement Plan	6 years, 10 months	FAE Formula: $	114,367 Cash Balance Formula: $50,265	0
Mr. Halter	Delta Retirement Plan	7 years, 4 months	FAE Formula: $	76,266 Cash Balance Formula: $41,152	0

(1)	As discussed above, the Retirement Plan was frozen effective December 31, 2005, and no additional service credit will accrue after that date. All years of service reflected in this column include service until December 31, 2005.

(2)	Benefits were calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements (see “— Defined Benefit Pension, Other Postretirement and Postemployment Benefit Plans — Assumptions” in Note 10 of the Notes to the Consolidated Financial Statements in Delta’s 2009 Form 10-K). In addition, certain individual data were used in developing these values. Benefits accrued under the FAE formula and the cash balance formula are listed separately. For purposes of the FAE formula benefit, the assumed retirement age is 62. The form of benefit payable under the FAE formula for Mr. Bastian and Mr. Halter is a single life annuity.

(3)	Mr. Bastian resigned from Delta as of April 1, 2005 and rejoined Delta in July 2005. His years of credited service include the 6 years, 5 months of service he had completed as of April 1, 2005. As a result, the portion of his benefit calculated under the FAE formula was determined under the rules applicable to vested employees who terminate their service with Delta prior to early retirement age instead of under the rules applicable to retirees at early retirement age. Accordingly, Mr. Bastian’s benefit is smaller than it would have been had he retired at early retirement age. All benefits earned by Mr. Bastian after he rejoined Delta in July 2005 are based solely on the cash balance formula.

Potential Post-Employment Benefits upon Termination or Change in Control
This section describes the potential benefits that may be received by our named executive officers in the event of certain terminations of employment or in connection with a change in control. None of our named executive officers is eligible for early or normal retirement and, therefore, none is eligible for any retirement-related compensation or benefits.

Severance Plans. Officers and director level employees are generally eligible to participate in Delta’s 2009 Officer and Director Severance Plan (“2009 Severance Plan”), which is intended to replace the severance plan we adopted in 2007 in connection with our emergence from bankruptcy (“2007 Severance Plan”). In contrast to the 2007 Severance Plan, the 2009 Severance Plan:

•	eliminates Delta’s reimbursement of (1) the excise tax paid under Section 4999 of the Internal Revenue Code by a participant who receives change in control benefits that exceed a statutory safe harbor; and (2) the taxes incurred by the participant due to Delta’s reimbursement of the excise tax and related taxes (“Excise Tax Reimbursement”);

•	reduces a participant’s change in control benefits to the statutory safe harbor if this results in a greater after tax benefit than if the participant paid the excise tax;

•	eliminates Delta’s reimbursement of taxes for post-employment flight benefits to a person first elected an officer on or after June 8, 2009; and

•	more closely aligns the severance benefits provided by Delta and Northwest by eliminating differences in severance benefits for each management level based on the occurrence of a change in control.

In accordance with its terms, the 2007 Severance Plan continues to apply until October 29, 2010 to persons who were officers and director level employees of Delta immediately prior to the merger of a Delta subsidiary and Northwest on October 29, 2008. During this two-year period, covered persons, including the named executive officers, are eligible to receive severance benefits under either the 2007 Severance Plan or the 2009

Severance Plan, but may not receive duplicate benefits under both plans. After October 29, 2010, the named executive officers will not be eligible to receive benefits under the 2007 Severance Plan.

Severance Plan Benefits. The following table summarizes the principal benefits the named executive officers are eligible to receive under the 2007 Severance Plan or the 2009 Severance Plan. The 2009 Severance Plan did not increase the severance benefits for Mr. Anderson or Mr. Bastian.

Termination by Delta
without Cause or
			Resignation by the	Resignation by the
		Termination by Delta	Executive	Executive For Good
	Resignation by the	without	for Good Reason (no	Reason
	Executive Due to the	Cause (no Change in	Change	in Connection with a
Name	Executive’s Disability(1)	Control)	in Control)	Change in Control(2)
Mr. Anderson and Mr. Bastian	• 24 months base salary • 200% target MIP • 24 months benefits continuation	• 24 months base salary • 200% target MIP • 24 months benefits continuation	• 24 months base salary • 200% target MIP • 24 months benefits continuation	• 24 months base salary • 200% target MIP • 24 months benefits continuation • Excise tax reimbursement (3)

Mr. Gorman and Mr. Hauenstein	• 12 months base salary • 100% target MIP • 12 months benefits continuation	• 18 months base salary • 150% target MIP • 18 months benefits continuation	• None	• 24 months base salary • 200% target MIP • 24 months benefits continuation • Excise tax reimbursement (3)

Mr. Halter	• 9 months base salary • 75% target MIP • 9 months benefits continuation	• 15 months base salary • 125% target MIP • 15 months benefits continuation	• None	• 15 months base salary • 125% target MIP • 15 months benefits continuation • Excise tax reimbursement (3)

(1)	These benefits are provided under the 2007 Severance Plan. The 2009 Severance Plan does not provide for severance benefits if a participant resigns due to disability.

(2)	These benefits apply if the termination of employment occurs during the two-year period after a change in control.

(3)	During 2009, the Personnel & Compensation Committee (a) amended the 2009 Severance Plan to eliminate the Excise Tax Reimbursement under that plan; and (b) agreed Delta’s future incentive awards would not provide for an Excise Tax Reimbursement. Because Excise Tax Reimbursement is provided for in the 2007 Severance Plan and the long term incentive awards Delta granted in connection with the merger of a Delta subsidiary and Northwest on October 29, 2008 (“Merger Awards”), the Excise Tax Reimbursement will continue to apply to the named executive officers (other than Mr. Anderson) until the Merger Awards fully vest on November 1, 2011. In October 2009, however, Mr. Anderson voluntarily waived the Excise Tax Reimbursement under the 2007 Severance Plan and his outstanding incentive awards.

To receive benefits under the 2007 or 2009 Severance Plan, executive officers must enter into a general release of claims against Delta, and non-competition, non-solicitation and confidentiality covenants for the benefit of Delta. The cash severance amount is paid in a lump sum following termination of employment. As outlined in the chart above, executive officers are eligible for (a) continuation of certain medical, dental and vision benefits for which the COBRA premiums will be waived for the participant’s severance period; (b) continuation of basic life insurance coverage of $50,000 for which premiums will be waived for the severance period; (c) reimbursement of expenses for financial planning services through the end of the year in which the termination occurred; and (d) outplacement services with fees not to exceed $5,000.

Other Benefits
Our named executive officers will also be eligible to receive certain additional benefits in the event of certain terminations of employment or in connection with a change in control. The definitions of “cause”, “change in control”, “disability” and “good reason”, as such terms are used in the following sections, are summarized below.

The 2009 Long Term Incentive Program

•	Restricted Stock Awards. The 2009 LTIP generally provides that if a participant’s employment with Delta is terminated (a) by Delta without cause or by the participant for good reason in connection with a change in control or (b) due to death or disability, the participant’s restricted stock award will immediately vest. If the participant’s employment is terminated by Delta without cause or by the participant for good reason without a change in control, a pro rata portion of the participant’s restricted stock award, based on the number of months the participant was employed with Delta from the award grant date, will immediately vest. Any remaining portion of the restricted stock award will be forfeited.

•	Performance Awards. The 2009 LTIP generally provides that if a participant’s employment with Delta is terminated (a) by Delta without cause or by the participant for good reason in connection with a change in control or (b) due to death or disability, the participant’s performance award will immediately vest and be paid in cash at the target level. If the participant’s employment is terminated by Delta without cause or by the participant for good reason without a change in control, the participant will receive a cash payment of his performance award based on actual performance for the entire performance period, prorated based on the number of months the participant was employed by Delta during the performance period and paid at the same time and in the same manner as active participants. Any remaining portion of the performance award will be forfeited.

All awards under the 2009 LTIP are forfeited if a participant’s employment is terminated by Delta for cause or by the participant without good reason.

2009 Management Incentive Plan. The 2009 MIP generally provides that a participant whose employment with Delta terminates prior to the end of the workday on December 31, 2009 is not eligible for a 2009 MIP payment unless the participant’s employment is terminated (a) due to death or disability or (b) by Delta without cause or for any other reason that would entitle the participant to benefits under the severance plan.

A participant whose employment terminates due to death or disability is eligible for a pro rata 2009 MIP payment based on (a) the number of months during 2009 the participant was employed in a MIP-qualified position and (b) the terms and conditions of the 2009 MIP that would have applied if the participant’s employment had continued through December 31, 2009. A participant whose employment is terminated by Delta without cause or for any other reason that would entitle the participant to severance benefits will receive a pro rata payment of his 2009 MIP target award based on the number of months during 2009 the participant was employed in a MIP-qualified position.

The payments earned by executive officers under the 2009 MIP were made in restricted stock (“MIP Restricted Stock”) because there was no payout under Delta’s broad based employee profit sharing program (“Profit Sharing Program”) for 2009. The MIP Restricted Stock will vest on the earlier of the date (a) there is a payout under the Profit Sharing Program; or (b) the executive’s employment with Delta is terminated by Delta without cause, by the executive for good reason, or due to the executive’s retirement, death or disability. The MIP Restricted Stock will be forfeited if, prior to vesting, the executive officer’s employment with Delta is terminated by Delta for cause or the executive voluntarily resigns.

Special Merger Awards. Accelerated vesting applies to the restricted stock and stock option awards granted to our executive officers in connection with the merger of a Delta subsidiary and Northwest on October 29, 2008 (“Special Merger Awards”) if an executive’s employment is terminated (a) by Delta without cause or by the executive for good reason (with or without a change in control) or (b) due to death or disability. If an executive’s employment is terminated by Delta for cause or by the executive without good reason, the Special Merger Awards will be forfeited.

The 2008 Long Term Incentive Program. Because Mr. Anderson voluntarily waived his right to accelerated vesting of his outstanding equity awards in connection with the merger of a Delta subsidiary and Northwest on October 29, 2008, only Mr. Anderson has awards outstanding under the 2008 Long Term Incentive Program (“2008 LTIP”).

•	Restricted Stock and Stock Option Awards. The 2008 LTIP generally provides that a participant’s restricted stock and stock option awards will immediately vest (a) upon a change in control or (b) due to the participant’s death or disability. If the participant’s employment with Delta is terminated by Delta without cause or by the participant for good reason without a change in control, a pro rata portion of the participant’s restricted stock and stock option awards, based on the number of months the participant was employed with Delta from the award grant date, will immediately vest. Any remaining portion of the restricted stock and stock option awards will be forfeited.

•	Performance Shares. The 2008 LTIP generally provides that a participant’s performance shares will immediately vest at the target level upon a change in control. If the participant’s employment with Delta is terminated (a) by Delta without cause or by the participant for good reason without a change in control or (b) due to death or disability, the target number of performance shares will be prorated based on the number of months the participant was employed by Delta during the performance period. In cases of death or disability, the adjusted performance shares would be paid out immediately; in all other cases, the adjusted performance shares would be paid based on actual performance in the same manner and to the same extent as if employment had continued.

All awards under the 2008 LTIP are forfeited if a participant’s employment is terminated by Delta for cause or by the participant without good reason.

Other Equity Awards. With respect to any outstanding equity awards granted prior to October 29, 2008, accelerated vesting applies to such awards upon a change in control or if a participant’s employment is terminated (a) by Delta without cause; (b) by the participant for good reason or disability; or (c) due to the participant’s death. These awards are forfeited if a participant’s employment is terminated by Delta for cause or by the participant without good reason.

Triggering Events. As noted above, eligibility for severance benefits and acceleration of the vesting of equity awards are triggered by certain events. The terms “cause”, “change in control”, “disability” and “good reason”, as they apply to our named executive officers, are summarized below.

•	Cause means, in general, a person’s (a) continued, substantial failure to perform his duties with Delta; (b) misconduct which is economically injurious to Delta; (c) conviction of, or plea of guilty or no contest to, a felony or other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or (d) material violation of any material Delta policy or rule regarding conduct.

A person has ten business days to cure, if curable, any of the events which could lead to a termination for cause. For executive vice presidents or more senior executives, a termination for cause must be approved by a 2/3 vote of the entire Board of Directors.

•	Change in control means, in general, the occurrence of any of the following events: (a) any person becomes the beneficial owner of more than 35% of Delta common stock; (b) during a period of 12 consecutive months, the Board of Directors at the beginning of the period and their approved successors cease to constitute a majority of the Board; (c) the consummation of a merger or consolidation involving Delta, other than a merger or consolidation which results in the Delta common stock outstanding immediately before the transaction continuing to represent more than 65% of the Delta common stock outstanding immediately after the transaction; or (d) a sale, lease or other transfer of Delta’s assets which have a total gross fair market value greater than 40% of the total gross fair market value of Delta’s assets immediately before the transaction.

For purposes of the 2009 LTIP and the 2009 MIP, the merger between a Delta subsidiary and Northwest on October 29, 2008 is not considered a change in control.

•	Disability means long term or permanent disability as determined under the applicable Delta disability plan.

•	Good reason:

•	For purposes of Delta’s outstanding equity awards and the participation of Mr. Anderson and Mr. Bastian in the 2007 Severance Plan, good reason generally means the occurrence of any of the following without a person’s written consent: (a) with respect to executive vice presidents or more senior executives (or, if following a change in control, with respect to any participant), a diminution or other reduction of a person’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by the person; (b) the relocation of a person’s office by more than 50 miles and, if the relocation occurs prior to a change in control, the relocation would place the person in a position of reduced status and importance at Delta; (c) a reduction in a person’s base salary or incentive compensation opportunities, other than pursuant to a uniform percentage salary reduction for similarly situated persons (or, following a change in control, all full-time domestic employees who are not subject to a collective bargaining agreement); (d) Delta does not keep in effect compensation and benefit programs under which a person receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for similarly situated persons (or, following a change in control, all full-time domestic employees who are not subject to a collective bargaining agreement)); or (e) a material breach by Delta of any material term of a person’s employment.

•	For purposes of (a) the 2007 Severance Plan for our named executive officers other than Mr. Anderson and Mr. Bastian, in the event of a change in control and (b) the 2009 Severance Plan, good reason generally means the occurrence of any of the following without a person’s written consent: (1) a diminution or other reduction of a person’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by the person; (2) the relocation of a person’s office by more than 50 miles; (3) a reduction in a person’s base salary or incentive compensation opportunities, other than pursuant to a uniform percentage salary reduction for all full-time domestic employees who are not subject to a collective bargaining agreement; (4) Delta does not keep in effect compensation and benefit programs under which a person receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for all full-time domestic employees who are not subject to a collective bargaining agreement); or (5) a material breach by Delta of any material term of a person’s employment.

An event described above constitutes good reason only if a person gives Delta certain written notice of his intent to resign and Delta does not cure the event within a specified period.

Retiree Flight Benefits. In exchange for certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an officer who served in that capacity during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date the merger occurred, or who joined Delta from Northwest on the date the merger occurred and who had been a Northwest officer on the date Delta entered into the merger agreement, will receive, on his termination of employment (other than by death or by Delta for cause), a vested right to Retiree Flight Benefits, regardless of the officer’s age and years of service at his termination of employment. See footnote 7(f) to the Summary Compensation Table for a description of Retiree Flight Benefits.

Pre-existing Medical Benefits Agreement Between Northwest and Mr. Anderson. In 2001, Northwest entered into an agreement with its then Chief Executive Officer, Mr. Anderson, agreeing to provide Mr. Anderson, his spouse and eligible dependents with medical and dental coverage at the levels then provided to Mr. Anderson under the Northwest medical plans for the life of Mr. Anderson and his spouse. This coverage is secondary to any medical coverage Mr. Anderson receives while he is employed by another company. The agreement with Mr. Anderson was reviewed and approved by the compensation committee of the board of directors of Northwest, and was consistent with Northwest’s then existing practices. As a result of the merger, Delta is required to honor this agreement. Mr. Anderson has voluntarily waived the benefits under this agreement while he is employed with Delta.

Tables Regarding Potential Post-Employment Benefits upon Termination or Change in Control

General. The following tables describe the termination benefits for each named executive officer, assuming termination of employment on December 31, 2009. Also included is a column that describes the benefits each named executive officer would have received in connection with a change in control. Further, because termination is deemed to occur at the end of the workday on December 31, 2009, the executive would have earned his 2009 MIP award, to the extent otherwise payable. Accordingly, this award is unrelated to the termination of employment.

Broad-based Benefits. We have not included in this section any benefit that is available generally to all employees on a non-discriminatory basis such as payments of retirement, disability and survivorship benefits. See “Defined Benefit Pension Benefits” above, for a discussion of the benefits accrued for eligible named executive officers under the Delta Retirement Plan.

Certain Assumptions. We used the general assumptions summarized below in calculating the dollar amounts included in the following tables:

•	Stock Options. We used intrinsic value for the stock options in the following tables. The exercise prices for our unexercisable stock options outstanding on December 31, 2009 were (1) $16.88 for the options granted on September 1, 2007; (2) $8.81 for the options granted on April 3, 2008; and (3) $7.99 for the options granted on October 29, 2008. For purposes of this table, we assume that, based on the $11.38 closing price of our common stock on the NYSE on December 31, 2009, the stock options granted on September 1, 2007 held by Mr. Anderson would have no value had they vested as of December 31, 2009.

•	Restricted Stock and Performance Shares. As required by SEC rules, the values in these tables for restricted stock and performance shares are based on the closing price of $11.38 of our common stock on the NYSE on December 31, 2009. Consistent with the outstanding Equity Awards at Fiscal Year-end Table, we assume the performance shares will be paid at target.

•	Performance Awards. The value of the performance awards in the tables is based on payment at the target level.

•	Benefits. Under our severance arrangements, executive officers may receive financial planning services until the end of the year in which their employment terminated. For purposes of the tables, we have assumed each named executive officer would use his remaining available 2009 allowance. The maximum amount available under the program is $15,000 per year for executive vice presidents and more senior executives, and $8,500 for senior vice presidents.

The cost of Retiree Flight Benefits (as described above) in the following tables is calculated as the sum of the present value of the estimated incremental cost of providing the benefit and the related tax reimbursement during the named executive officer’s projected life expectancy.

Mr. Anderson.

	Termination not Involving a Change in Control						Change in Control
							Termination
							Without
							Cause or
	Termination	Resignation		Resignation			Resignation
	Without	for Good	Termination	without			for Good	Employment
	Cause	Reason	for Cause	Good	Death	Disability	Reason	Continues
	($)	($)	($)	Reason ($)	($)	($)	($)	($)(1)

Severance Payment(2):	3,000,000	3,000,000	0	0	0	3,000,000	3,000,000	0
Equity:
Stock Options	3,249,580	3,249,580	0	0	3,308,228	3,308,228	3,308,228	216,548
Restricted Stock	10,710,520	10,710,520	0	0	12,149,959	12,149,959	12,149,959	2,425,067
Performance Shares	1,128,137	1,128,137	0	0	1,128,137	1,128,137	1,692,206	1,692,206
Performance Award	1,375,000	1,375,000	0	0	2,750,000	2,750,000	2,750,000	0
Benefits and Perquisites:
Company-Paid	362,232	362,232	362,100	362,100	199,500	362,232	362,232	0
COBRA Coverage and Basic Life Insurance Premiums(3)
Career Transition	5,000	5,000	0	0	0	5,000	5,000	0
Services
Financial Planning	0	0	0	0	0	0	0	0
Retiree Flight	430,857	430,857	0	430,857	0	430,857	430,857	0
Benefits
280G Excise Tax Reimbursement(4):	0	0	0	0	0	0	0	0

(1)	The equity awards granted to Mr. Anderson on September 1, 2007 and April 3, 2008 would vest upon the occurrence of a change in control. In contrast, the equity awards granted to Mr. Anderson on October 29, 2008 and January 30, 2009 would vest in connection with a change in control only upon his termination of employment without cause or his resignation for good reason.

(2)	The severance payment, if applicable, represents 24 months of base salary and 200% of Mr. Anderson’s MIP target award (which is 150% of his base salary).

(3)	This amount includes the present value of coverage under Northwest’s medical and dental plans for Mr. Anderson, his spouse and eligible dependents for the life of Mr. Anderson and his spouse, as described above under “Pre-existing Medical Benefits Agreement Between Northwest and Mr. Anderson.”

(4)	On October 20, 2009, Mr. Anderson voluntarily waived the Excise Tax Reimbursement under the 2007 Severance Plan and his outstanding incentive awards.

Mr. Bastian.

	Termination not Involving a Change in Control						Change in Control
							Termination
							Without
							Cause or
		Resignation		Resignation			Resignation
	Termination	for Good	Termination	without Good			for Good	Employment
	without Cause	Reason	for Cause	Reason	Death	Disability	Reason	Continues
	($)	($)	($)	($)	($)	($)	($)	($)

Severance Payment(1):	2,500,000	2,500,000	0	0	0	2,500,000	2,500,000	0
Equity:
Stock Options	1,911,960	1,911,960	0	0	1,911,960	1,911,960	1,911,960	0
Restricted Stock	4,755,361	4,755,361	0	0	5,270,761	5,270,761	5,270,761	0
Performance Award	625,000	625,000	0	0	1,250,000	1,250,000	1,250,000	0
Benefits and Perquisites:
Company-Paid	22,933	22,933	0	0	0	22,933	22,933	0
COBRA Coverage and Basic Life Insurance Premiums
Career Transition	5,000	5,000	0	0	0	5,000	5,000	0
Services
Financial Planning	15,000	15,000	0	0	0	15,000	15,000	0
Retiree Flight	467,163	467,163	0	467,163	0	467,163	467,163	0
Benefits
280G Excise Tax	0	0	0	0	0	0	0	0
Reimbursement(2):

(1)	The severance payment, if applicable, represents 24 months of base salary and 200% of Mr. Bastian’s MIP target award (which is 150% of his base salary).

(2)	On October 20, 2009, the Personnel & Compensation Committee eliminated the Excise Tax Reimbursement for officers who did not, as of that date, have a vested right to such benefit. The Excise Tax Reimbursement provisions under Mr. Bastian’s outstanding incentive awards made prior to October 20, 2009 will remain in effect until November 1, 2011.

Mr. Gorman.

	Termination not Involving a Change in Control						Change in Control
							Termination
							without
							Cause or
		Resignation		Resignation			Resignation
	Termination	for Good	Termination	without Good			for Good	Employment
	without Cause	Reason	for Cause	Reason	Death	Disability	Reason	Continues
	($)	($)	($)	($)	($)	($)	($)	($)

Severance Payment:	1,350,000 (1)	0	0	0	0	900,000 (2)	1,800,000 (3)	0
Equity:
Stock Options	1,484,820	1,484,820	0	0	1,484,820	1,484,820	1,484,820	0
Restricted Stock	3,574,629	3,574,629	0	0	3,935,432	3,935,432	3,935,432	0
Performance Award	437,500	437,500	0	0	875,000	875,000	875,000	0
Benefits and Perquisites:
Company-Paid	13,191	0	0	0	0	8,794	17,589	0
COBRA Coverage and Basic Life Insurance Premiums
Career Transition	5,000	0	0	0	0	5,000	5,000	0
Services
Financial Planning	13,013	0	0	0	0	13,013	13,013	0
Retiree Flight	270,180	270,180	0	270,180	0	270,180	270,180	0
Benefits
280G Excise Tax	0	0	0	0	0	0	1,412,824	0
Reimbursement(4):

(1)	This amount represents 18 months of base salary and 150% of Mr. Gorman’s MIP target award (which is 100% of his base salary).

(2)	This amount represents 12 months of base salary and 100% of Mr. Gorman’s MIP target award (which is 100% of his base salary).

(3)	This amount represents 24 months of base salary and 200% of Mr. Gorman’s MIP target award (which is 100% of his base salary).

(4)	On October 20, 2009, the Personnel & Compensation Committee eliminated the Excise Tax Reimbursement for officers who did not, as of that date, have a vested right to such benefits. The Excise Tax Reimbursement provisions under Mr. Gorman’s outstanding incentive awards made prior to October 20, 2009 will remain in effect until November 1, 2011.

Mr. Halter.

	Termination not Involving a Change in Control						Change in Control
							Termination
							without
							Cause or
		Resignation		Resignation			Resignation
	Termination	for Good	Termination	without Good			for Good	Employment
	without Cause	Reason	for Cause	Reason	Death	Disability	Reason	Continues
	($)	($)	($)	($)	($)	($)	($)	($)

Severance Payment:	866,250 (1)	0	0	0	0	519,750 (2)	866,250 (1)	0
Equity:
Stock Options	412,902	412,902	0	0	412,902	412,902	412,902	0
Restricted Stock	1,849,961	1,849,961	0	0	2,004,587	2,004,587	2,004,587	0
Performance Award	187,500	187,500	0	0	375,000	375,000	375,000	0
Benefits and Perquisites:
Company-Paid	4,857	0	0	0	0	2,914	4,857	0
COBRA Coverage and Basic Life Insurance Premiums
Career Transition	5,000	0	0	0	0	5,000	5,000	0
Services
Financial Planning	4,500	0	0	0	0	4,500	4,500	0
Retiree Flight	330,066	330,066	0	330,066	0	330,066	330,066	0
Benefits
280G Excise Tax	0	0	0	0	0	0	0	0
Reimbursement(3):

(1)	This amount represents 15 months of base salary and 125% of Mr. Halter’s MIP target award (which is 80% of his base salary).

(2)	This amount represents 9 months of base salary and 75% of Mr. Halter’s MIP target award (which is 80% of his base salary).

(3)	On October 20, 2009, the Personnel & Compensation Committee eliminated the Excise Tax Reimbursement for officers who did not, as of that date, have a vested right to such benefits. The Excise Tax Reimbursement provisions under Mr. Halter’s outstanding incentive awards made prior to October 20, 2009 will remain in effect until November 1, 2011.

Mr. Hauenstein.

	Termination not Involving a Change in Control						Change in Control
							Termination
							without
							Cause or
		Resignation		Resignation			Resignation
	Termination	for Good	Termination	without Good			for Good	Employment
	without Cause	Reason	for Cause	Reason	Death	Disability	Reason	Continues
	($)	($)	($)	($)	($)	($)	($)	($)

Severance Payment:	1,200,000 (1)	0	0	0	0	800,000 (2)	1,600,000 (3)	0
Equity:
Stock Options	1,057,680	1,057,680	0	0	1,057,680	1,057,680	1,057,680	0
Restricted Stock	2,548,380	2,548,380	0	0	2,806,080	2,806,080	2,806,080	0
Performance Award	312,500	312,500	0	0	625,000	625,000	625,000	0
Benefits and Perquisites:
Company-Paid	6,010	0	0	0	0	4,007	8,014	0
COBRA Coverage and Basic Life Insurance Premiums
Career Transition	5,000	0	0	0	0	5,000	5,000	0
Services
Financial Planning	0	0	0	0	0	0	0	0
Retiree Flight	517,652	517,652	0	517,652	0	517,652	517,652	0
Benefits
280G Excise Tax	0	0	0	0	0	0	0	0
Reimbursement(4):

(1)	This amount represents 18 months of base salary and 150% of Mr. Hauenstein’s MIP target award (which is 100% of his base salary).

(2)	This amount represents 12 months of base salary and 100% of Mr. Hauenstein’s MIP target award (which is 100% of his base salary).

(3)	This amount represents 24 months of base salary and 200% of Mr. Hauenstein’s MIP target award (which is 100% of his base salary).

(4)	On October 20, 2009, the Personnel & Compensation Committee eliminated the Excise Tax Reimbursement for officers who did not, as of that date, have a vested right to such benefits. The Excise Tax Reimbursement provisions under Mr. Hauenstein’s outstanding incentive awards made prior to October 20, 2009 will remain in effect until November 1, 2011.

Director Compensation

Non-employee directors receive the following for their service on the Board of Directors:

Annual Retainer:	$40,000

Annual Grant of Restricted Stock:	Approximately $70,000 in restricted stock which vests at or shortly before the next annual meeting of stockholders, subject to the director’s continued service on the Board of Directors on the vesting date

Annual Committee Chair Retainer:	$20,000

Annual Committee Member Retainer:	$10,000

Annual Non-executive Chairman of the Board Retainer:	$125,000

Charitable Matching Program:	Directors (and all full-time employees and retirees) are eligible to participate in a program under which a charitable foundation funded by Delta will match 50% of a participant’s cash contributions to accredited colleges and universities, with a maximum match of up to $1,000 per calendar year on behalf of any participant

Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings

As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club privileges for members of the Board of Directors; the director’s spouse, domestic partner or designated companion; the director’s children and parents; and, to a limited extent, other persons designated by the director (“Director Flight Benefits”). Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year. Delta reimburses the director for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during Board service.

A director who retires from the Board at or after age 52 with at least 10 years of service as a director, at or after age 68 with at least five years of service as a director, or at his or her mandatory retirement date, may continue to receive Director Flight Benefits during retirement, except the unused portion of the annual allowances do not accumulate into succeeding years (“Retired Director Flight Benefits”). A director who served on the Board of Directors during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date the merger occurred, or who joined the Board at the closing of the merger on October 29, 2008, will receive, at the completion of his Board service (other than due to death or due to removal by stockholders for cause), a vested right to receive Retired Director Flight Benefits, regardless of the director’s age and years of service when his or her Board service ends. A director is not eligible to receive Retired Director Flight Benefits if the director engages in certain wrongful acts.

Notwithstanding the above, a person who is first elected to the Board of Directors on or after June 8, 2009, will not receive reimbursement for taxes for Retired Director Flight Benefits. Directors who are employees of Delta are not separately compensated for their service as directors. Mr. Rogers is not eligible to receive Director or Retired Director Flight Benefits.

Stock Ownership Guidelines

The Board of Directors adopted stock ownership guidelines which require each non-employee director to own at least 11,000 shares of Delta common stock by July 24, 2012. For these purposes, stock ownership includes shares (including restricted stock) owned directly or held in trust by the director or an immediate family member who resides in the same house. It does not include shares a director has the right to acquire through the exercise of stock options. All of the non-employee directors exceed their required stock ownership level.

Director Compensation Table

The following table sets forth the compensation paid to non-employee members of Delta’s current and former Board of Directors during 2009:

				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	Cash ($)	($) (2)	($)	($)	Earnings ($)	($) (3)	($)

Current Directors:
Roy J. Bostock	45,000	70,027	0	0	0	32,618	147,645
John S. Brinzo	62,500	70,027	0	0	0	4,592	137,119
Daniel A. Carp	177,500	70,027	0	0	0	5,218	252,745
John M. Engler	45,000	70,027	0	0	0	11,116	126,143
Mickey P. Foret	45,000	70,027	0	0	0	6,012	121,039
David R. Goode	55,000	70,027	0	0	0	6,933	131,960
Paula Rosput Reynolds	45,000	70,027	0	0	0	4,760	119,787
Rodney E. Slater	42,500	70,027	0	0	0	7,982	120,509
Douglas M. Steenland	42,500	70,027	0	0	0	12,095	124,622
Kenneth B. Woodrow	55,000	70,027	0	0	0	3,043	128,070

Former Director:(4)
Eugene I. Davis	20,000	0	0	0	0	10,390	30,390

(1)	As Delta employees, Mr. Anderson, Mr. Bastian and Mr. Rogers are not separately compensated for their service on the Board of Directors. Mr. Anderson’s and Mr. Bastian’s compensation is included in the Summary Compensation Table in this proxy statement. Mr. Rogers’ compensation is described at “Proposal 1 — Election of Directors” in this proxy statement.

(2)	In 2009, the Board of Directors granted 11,010 shares of restricted stock to each of the then-current nine non-employee directors. These awards will vest on June 22, 2010, subject to the director’s continued Board service on that date. The “Stock Awards” column shows the fair value of the restricted stock granted to each non-employee director in 2009 as determined under FASB ASC Topic 718. See Note 12 of the Notes to the Consolidated Financial Statements in our 2009 Form 10-K for information regarding the assumptions used in determining these fair values.

(3)	No directors other than Mr. Anderson, Mr. Bastian and Mr. Bostock received perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules. Mr. Anderson’s and Mr. Bastian’s perquisites or other personal benefits are included in the Summary Compensation Table in this proxy statement. The amount in this column for Mr. Bostock represents the incremental cost of Director Flight Benefits plus reimbursement of taxes associated with this benefit. The amounts in this column for the other directors and former director represent reimbursement of taxes associated with Director Flight Benefits.

(4)	In early 2009, Mr. Davis decided not to stand for reelection as a director in 2009 due to other commitments. He completed his service as a director on June 22, 2009.

Pre-existing Agreements With Northwest

Prior to the merger with Delta on October 29, 2008, Northwest entered into certain agreements with Mr. Steenland, as discussed below. The agreements were reviewed and approved by the compensation committee of the board of directors of Northwest. As a result of the merger, Delta is required to honor these agreements.

Upon the closing of the merger, Mr. Steenland ceased serving as President and Chief Executive Officer of Northwest, a position which he held since October 2004, and his employment with Northwest terminated on November 30, 2008. Pursuant to the terms of a retention agreement and an amendment to his management compensation agreement, entered into between Northwest and Mr. Steenland in April 2008 prior to the execution of the merger agreement, the following payments were made to or for the benefit of Mr. Steenland in 2009: (1) $2.7 million in Northwest nonqualified pension benefits; (2) $177,627 in relocation benefits, with Mr. Steenland being entitled to further relocation benefits when his house in Minneapolis is sold; (3) $32,496 in medical and dental benefits for Mr. Steenland, his spouse and dependent children, which benefit continues for the lifetimes of Mr. Steenland and his spouse; and (4) $1,522 in premiums for life insurance and disability plan coverage, which coverage continues through October 2011. The benefits in clauses (2), (3) and (4) include the reimbursement of taxes on the income related to these benefits.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Delta’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors, and the performance of the internal audit function. The Committee retains, oversees and reviews the performance of the independent auditors, who report directly to the Committee. The Committee has the resources and authority it deems appropriate to discharge its responsibilities. The Committee operates pursuant to a written charter available at http://images.delta.com.edgesuite.net/delta/pdfs/Charter_Audit.pdf.

The Board of Directors has determined that Mr. Brinzo (Chairman) has the necessary experience to qualify as an “audit committee financial expert” under rules of the SEC, and has so designated Mr. Brinzo. Mr. Brinzo is not an auditor or an accountant for Delta, does not perform accounting field work, and is not employed by Delta. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated as an audit committee financial expert will not be deemed an “expert” for purposes of the federal securities laws. In addition, such designation does not impose on such person any duties, obligations or liabilities that are greater than those otherwise imposed on such person as a member of the Audit Committee and Board of Directors, and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.

Management is responsible for Delta’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, and the financial reporting process. The independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, as to whether the consolidated financial statements are fairly presented, in all material respects, in conformity with GAAP.

It is not the responsibility of the Audit Committee to prepare consolidated financial statements or to determine that the consolidated financial statements and disclosures are complete and accurate and prepared in accordance with GAAP and applicable rules and regulations. These tasks are the responsibility of management. It is also not the responsibility of the Audit Committee to plan or conduct an independent audit of the consolidated financial statements. These tasks are the responsibility of the independent auditors. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert, professional or special assurance as to the consolidated financial statements or any professional certification. The Audit Committee relies on the information provided by and representations made to it by management, and also on the report on our consolidated financial statements that it receives from the independent auditors.

In discharging its duties, the Audit Committee reviewed and discussed with management and the independent auditors the overall scope and process for the audit of the consolidated financial statements and internal control over financial reporting. The Committee discussed with the independent auditors the matters required to be discussed under Public Company Accounting Oversight Board (United States) (“PCAOB”) AU Section 380 (Communication with Audit Committees), the rules of the SEC and other applicable regulations. In addition, the Committee received from the independent auditors the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence from Delta and its management. The Committee also determined that the independent auditors’ provision of non-audit services in 2009 to Delta was compatible with the auditors’ independence.

At its meetings, the Audit Committee met with, in addition to representatives of Ernst & Young LLP, members of Delta’s senior management, including the CEO, the President, the Chief Financial Officer, the General Counsel and the Vice President — Corporate Audit and Enterprise Risk Management, who was hired in March 2009 to manage internally Delta’s Internal Audit and Risk Management function.  Prior to this time, Delta’s internal audit function was managed by a partner in PricewaterhouseCoopers, who attended the Audit Committee meetings. Members of the Committee and the other attendees discussed and reviewed, among other things, certain Delta SEC filings; the scope, resources and work of the internal audit function; the financial reporting process; the consolidated financial statements; the scope and progress of testing of Delta’s internal control over financial reporting; information technology matters; enterprise risk management; and accounting matters. The Audit Committee regularly holds private sessions with the independent auditors and management, including the General Counsel.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Delta’s 2009 Form 10-K filed with the SEC. The Audit Committee also appointed Ernst & Young LLP as Delta’s independent auditors for 2010, subject to stockholder ratification.

THE AUDIT COMMITTEE

John S. Brinzo, Chairman
Roy J. Bostock
John M. Engler
Paula Rosput Reynolds

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as Delta’s Independent Registered Public Accounting Firm (“independent auditors”) for 2010, subject to ratification by the stockholders. Representatives of Ernst & Young LLP, which also served as Delta’s independent auditors for 2009, are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

Delta’s Certificate of Incorporation and Bylaws do not require that stockholders ratify the selection of Ernst & Young LLP as our independent auditors. We are submitting the selection of the independent auditors for stockholder ratification (as we have done in prior years) because we believe it is a matter of good corporate governance. Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2010 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of the independent auditors. The Board of Directors recommends a vote FOR this proposal.

Fees of Independent Auditors for 2009 and 2008

The following table shows the aggregate fees and related expenses for professional services rendered by Delta’s independent auditors, Ernst & Young LLP, for 2009 and 2008. The services for 2009 include work related to separate periodic reports of Northwest prior to December 31, 2009. The services for 2008 include services rendered to Northwest and its subsidiaries from October 30, 2008 through the end of the year.

	Amount	Amount
Description of Fees	2009 ($)	2008 ($)

Audit Fees (1)	6,296,000	5,581,000
Audit-Related Fees (2)	334,000	60,000
Tax Fees (3)	1,160,000	1,131,000
All Other Fees (4)	2,000	8,000

(1)	Represents fees for the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of internal control over financial reporting); attestation services required by statute or regulation; comfort letters; assistance with and review of documents filed with the SEC; and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits; auditing work on proposed transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards that do not impact the annual audit.

(3)	Represents fees for professional services provided for the review of tax returns prepared by the company; assistance with international tax compliance; net operating loss-related tax assistance; and assistance related to the tax impact of proposed transactions.

(4)	Represents fees for online technical resources.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for Delta by the independent auditors. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

Each year management requests Audit Committee pre-approval of the annual audits, statutory audits, quarterly reviews and any other engagement of the independent auditors known at that time. In connection with these requests, the Committee may consider information about each engagement, including the budgeted fees; the reasons management is requesting the services to be provided by the independent auditors; and any potential impact on the auditors’ independence. As additional proposed audit and non-audit engagements of the independent auditors are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled Committee meetings, the Audit Committee has delegated to the Chairman of the Audit Committee, or an alternate member of the Audit Committee, the authority to grant pre-approvals. Pre-approvals by the Chairman or the alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 3 — STOCKHOLDER PROPOSAL — CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C. 20037, who is the beneficial owner of 1,000 shares of common stock, has given notice that she intends to introduce the following resolution at the annual meeting.

Proponent’s Proposal:

RESOLVED: That the stockholders of Delta Air Lines, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting.

If you AGREE, please mark your proxy FOR this resolution.

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

•	We do not provide for cumulative voting because we believe our Board of Directors should represent all stockholders.

•	We elect directors annually. We use a majority voting standard for the election of directors.

•	When we have the same number of nominees to the Board of Directors as open Board seats, such as in the election covered by this proxy statement, a director must receive “FOR” votes of more than 50% of the votes cast with respect to that director (excluding abstentions). This means the director truly represents a large group of stockholders.

•	In these circumstances, a director who does not receive “FOR” votes of more than 50% of the votes cast with respect to that director (excluding abstentions) must offer to resign. The Board of Directors will publicly announce its decision whether to accept the resignation within 90 days after certification of the election results.

•	At our annual meeting in 2009, each director received “FOR” votes representing at least 75% of the votes cast (excluding abstentions).

•	We have effective governance processes in place to ensure that each year we nominate a Board of Directors which represents all stockholders.

•	A stockholder may recommend candidates for election to the Board of Directors. See “Identification and Selection of Nominees for Director” in this proxy statement.

•	A large majority of directors standing for re-election are independent. To be independent, a director may not have a material relationship with Delta.

•	A committee of the Board of Directors, composed entirely of independent directors, and the Board of Directors, each year evaluates nominees to the Board to ensure they are highly qualified and represent a diversity of experience and background.

•	Mrs. Davis has submitted substantially the same proposal at our annual meetings in 1998, 1999, 2000, 2001, 2002, 2003, 2004, 2005 and 2009. In each case, the proposal has been rejected by our stockholders.

•	In each of those proposals Mrs. Davis asserted that “many states have mandatory cumulative voting.” Contrary to this assertion, only four states mandate cumulative voting for all companies, with two other states mandating cumulative voting for companies that are not publicly traded.

•	In each of those proposals Mrs. Davis also asserts that “many corporations have adopted cumulative voting.” Our research shows that less than 10% of the S&P 500 companies currently provide for cumulative voting.

For these reasons, the Board recommends a vote AGAINST this proposal.

OTHER MATTERS

Cost of Solicitation

Delta will pay the cost of soliciting proxies. Delta has retained Georgeson, Inc. to solicit proxies, by telephone, in person or by mail, for a fee of $8,500 plus certain expenses. In addition, certain Delta officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies. Delta will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Delta stock. Other proxy solicitation expenses that Delta will pay include those for preparing, mailing, returning and tabulating the proxies.

Submission of Stockholder Proposals

To be considered for inclusion in our proxy statement for the 2011 annual meeting, stockholder proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on January 18, 2011, at the following address:

Corporate Secretary
Delta Air Lines, Inc.
Dept. No. 981
P.O. Box 20574
Atlanta, Georgia 30320

In addition, a stockholder may bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 8 of Delta’s Bylaws. The requirements include:

•	providing written notice that is received by Delta’s Corporate Secretary between March 2, 2011 and April 1, 2011 (subject to adjustment if the date of the 2011 annual meeting is moved by more than 30 days, as provided in Article II, Section 8(b) of the Bylaws); and

•	supplying the additional information listed in Article II, Section 8(b) of the Bylaws.

Delta’s Bylaws are available at
www.delta.com/about delta/investor relations/corporate governance/index.jsp

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“reporting persons”) to file certain reports concerning their beneficial ownership of our equity securities. We believe that during 2009 all reporting persons timely complied with their Section 16(a) filing obligations except that Kenneth C. Rogers filed a Form 4 late regarding a distribution of 24.968 shares from the Delta Pilots Savings Plan.

You may submit this proxy or these voting instructions, as applicable, using the Internet, telephone or U.S. mail. Participants in the Delta Pilots Savings Plan, the Northwest Airlines Retirement Savings Plan and holders of unvested restricted common stock may submit voting instructions on this proxy card. To vote online or by telephone have this proxy card in hand and go to DELTA AIR LINES, INC. www.proxyvote.com or call 1-800-690-6903 and follow the instructions. 1030 DELTA BLVD If you mail this proxy card, mark, sign and date the card and return it in the postage-paid envelope, DEPARTMENT 829 or send it to: For registered stockholders and holders of unvested restricted common stock -Delta Air Lines, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Delta Pilots ATLANTA, GA 30320-6001 Savings Plan participants — Fidelity Management Trust Company c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Northwest Airlines Retirement Savings Plan participants — State Street Bank & Trust Company c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTING DEADLINES Delta Pilots Savings Plan and Northwest Airlines Retirement Savings Plan Participants: Voting instructions submitted using the Internet or telephone must be submitted before 5:00 p.m. Eastern Daylight Time (EDT) on Monday, June 28, 2010. Voting instructions submitted by mailing this proxy card must be received by the trustee by that time. Registered Stockholders and Holders of Unvested Restricted Common Stock: Voting instructions submitted using the Internet or telephone must be submitted before 5:00 p.m. EDT on Tuesday, June 29, 2010. Voting instructions submitted by mailing this proxy card must be received by Broadridge by that time. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS Delta encourages stockholders to sign up to receive proxy materials electronically in the future. Using electronic communication significantly reduces our printing and postage costs, and helps protect the environment. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive stockholder communications electronically in the future. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M23623-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DELTA AIR LINES, INC. The Board of Directors recommends a vote FOR Proposals 1 and 2, and AGAINST Proposal 3 1. DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES: For Against Abstain Election of Nominees for Director: 1a. Richard H. Anderson 0 0 0 For Against Abstain 1b. Edward H. Bastian 0 0 0 1i. Paula Rosput Reynolds 0 0 0 1c. Roy J. Bostock 0 0 0 1j. Kenneth C. Rogers 0 0 0 1d. John S. Brinzo 0 0 0 1k. Rodney E. Slater 0 0 0 1e. Daniel A. Carp 0 0 0 1l. Douglas M. Steenland 0 0 0 1f. John M. Engler 0 0 0 1m. Kenneth B. Woodrow 0 0 0 1g. Mickey P. Foret 0 0 0 2. DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. 1h. David R. Goode 0 0 0 To ratify the appointment of Ernst & Young LLP as Delta’s 0 0 0 independent auditors for the year ending December 31, 2010. For address changes and/or comments, please check this box 0 and write them on the back where indicated. Yes No 3. DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE Please indicate if you plan to attend this meeting. 0 0 AGAINST PROPOSAL 3, WHICH WAS SUBMITTED BY A STOCKHOLDER. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must Stockholder proposal regarding cumulative voting in 0 0 0 sign. When signing as attorney, executor, administrator, or other fiduciary, the election of directors. please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the Year Ended December 31, 2009 are available at www.proxyvote.com. M23624-TBD DELTA AIR LINES, INC. I hereby appoint Richard H. Anderson, Roy J. Bostock and Daniel A. Carp, and each of them, as proxies with full power of substitution, for and in my name, to vote all shares of Common Stock of Delta Air Lines, Inc. owned by me which I would be entitled to personally vote on all matters which may properly come before the 2010 Annual Meeting of Stockholders of Delta to be held at AXA Equitable Center Auditorium, 787 Seventh Avenue, New York, New York 10019 on Wednesday, June 30, 2010 at 8:00 a.m., local time, or any adjournment of the meeting. The proxies shall vote subject to the directions indicated on the reverse side of this Proxy Card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the annual meeting or any adjournment of the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified. The proxies cannot vote these shares unless you sign, date and return this Proxy Card or vote by the Internet or telephone. If I am the holder of unvested restricted common stock granted under Delta’s 2007 Performance Compensation Plan, I hereby instruct the administrator of the 2007 Performance Compensation Plan to vote the shares of unvested restricted common stock granted to me at the annual meeting, as indicated on the reverse side of this card. I understand that the administrator of the 2007 Performance Compensation Plan will not vote the shares of unvested restricted common stock granted to me if I do not submit voting instructions before 5:00 p.m. EDT on Tuesday, June 29, 2010. If I am a participant in the Delta Pilots Savings Plan (Pilot Plan), I hereby instruct Fidelity Management Trust Company, as Trustee (Pilot Plan Trustee), to vote the shares of Delta common stock attributable to the Pilot Plan account at the annual meeting, as indicated on the reverse side of this card. These instructions shall be confidential. I understand that the Pilot Plan Trustee will not vote shares attributable to the Pilot Plan account if the Pilot Plan Trustee does not receive voting instructions from me before 5:00 p.m. EDT on Monday, June 28, 2010. If I am a participant in the Northwest Airlines Retirement Savings Plan (Northwest Plan), I hereby instruct State Street Bank & Trust Company, as Trustee (Northwest Plan Trustee), to vote the shares of Delta common stock attributable to the Northwest Plan account at the annual meeting, as indicated on the reverse side of this card. These instructions shall be confidential. I understand that if I do not submit voting instructions in a timely manner regarding shares allocated to the Northwest Plan account those shares will be voted by the Northwest Plan Trustee in the same proportion as the shares allocated in such Plan for which voting instructions have been received by the Northwest Plan Trustee, unless contrary to the Employee Retirement Income Security Act of 1974. I acknowledge receipt of Delta’s Notice of Annual Meeting of Stockholders, dated May 17, 2010, Proxy Statement and Annual Report on Form 10-K for the Year Ended December 31, 2009. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)